UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Delta Apparel, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Delta Apparel, Inc.

Annual Meeting of Shareholders

February 9, 2023

Notice of Annual Meeting of Shareholders

and Proxy Statement

February 9, 2023

8:30 AM Eastern Time

Delta Apparel, Inc. 2750 Premiere Parkway, Suite 100 Duluth, Georgia 30097 Telephone (678) 775-6900

December 20, 2022

To Our Shareholders:

Thank you for your investment in Delta Apparel, Inc. On behalf of our Board of Directors, it is my pleasure to invite you to attend our upcoming annual meeting of shareholders on Thursday, February 9, 2023 (the "Annual Meeting"). The Annual Meeting will be held at The Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina 29601, and will begin at 8:30 a.m. Eastern Time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. If you were a shareholder of record as of December 13, 2022, you are entitled to vote on these matters. Your vote is very important to us. If you are unable to attend the meeting, please vote by proxy over the Internet, by telephone or by completing the enclosed proxy card and signing, dating and returning the card at your earliest convenience. Voting over the Internet, by telephone or by written proxy card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

We appreciate your continued support of Delta Apparel and look forward to seeing you at the Annual Meeting.

Sincerely,

Robert W. Humphreys

Chairman and Chief Executive Officer

Delta Apparel, Inc. 2750 Premiere Parkway, Suite 100 Duluth, Georgia 30097 Telephone (678) 775-6900

Notice of Annual Meeting of Shareholders

It is my pleasure to invite you to attend the annual meeting of the shareholders of Delta Apparel, Inc. (the "Company") on Thursday, February 9, 2023, at 8:30 a.m. Eastern Time (the "Annual Meeting"). The Annual Meeting will be held at The Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina 29601.  At the Annual Meeting, shareholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.

To elect seven members to the Company's Board of Directors to serve until the Company's next annual meeting of shareholders, until their successors are duly elected and qualified, or until their earlier resignation;

2.	To hold an advisory vote to approve the compensation of the Company's named executive officers;

3.	To hold an advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers;

4.	To ratify the appointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2023; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books as of the close of business on December 13, 2022, are entitled to notice of and to vote during the Annual Meeting or any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by proxy over the Internet, by telephone or by completing the enclosed proxy card and signing, dating and returning the card at your earliest convenience. Voting over the Internet, by telephone or by written proxy card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

By Order of the Board of Directors,

S. Lauren Satterfield

Deputy General Counsel & Corporate Secretary

December 20, 2022

Duluth, Georgia

* * * * * *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 9, 2023: The Delta Apparel, Inc. Notice of Annual Meeting of Shareholders and Proxy Statement and the Delta Apparel, Inc. Fiscal Year 2022 Annual Report are available at www.proxyvote.com.

* * * * * *

Explanatory Note

We qualify as a "smaller reporting company" pursuant to Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), because our public float was less than the applicable $250 million threshold on the last day of the second quarter of our 2022 fiscal year. As such, we have elected to provide in the Proxy Statement certain scaled disclosures permitted of smaller reporting companies under the Exchange Act.

PROXY STATEMENT

The Notice of Internet Availability of Proxy Materials, this Proxy Statement, the accompanying proxy voting card, and our Annual Report for our fiscal year 2022 were first made available to holders of Delta Apparel, Inc. common stock on or about December 20, 2022. On behalf of our Board of Directors, we are soliciting your proxy to vote your shares of the Company's common stock at our Annual Meeting and all adjournments or postponements of such meeting. We solicit proxies to provide all shareholders of record with an opportunity to vote on matters to be presented at the Annual Meeting. The information provided in this Proxy Statement is intended to assist you in voting your shares on these matters. This Proxy Statement and our Fiscal Year 2022 Annual Report are available at no charge on our website at www.deltaapparelinc.com.

IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING

Purpose and location of the Annual Meeting

At the Annual Meeting, our shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders in this Proxy Statement, including the election of the seven nominees as directors, an advisory vote on the compensation of our named executive officers, an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2023 fiscal year, and such other business as may be properly brought before the Annual Meeting. This Proxy Statement summarizes certain material information regarding the Annual Meeting. The Annual Meeting will be held on Thursday, February 9, 2023, at 8:30 a.m. Eastern Time at The Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina 29601.

Attendance at the Annual Meeting

All of our shareholders are invited to attend the Annual Meeting. Only Delta Apparel, Inc. shareholders as of the close of business on Tuesday, December 13, 2022 (the "Record Date"), may vote at the Annual Meeting.

Solicitation of proxies

Our Board of Directors (the "Board") is soliciting your proxy to vote at the Annual Meeting.

Proposals to be voted on at the Annual Meeting

At the Annual Meeting, shareholders as of the Record Date will vote on four proposals:

1.

The election of the following seven nominees to the Board of Directors to serve until the Company's next annual meeting of shareholders, until their successors are duly elected and qualified, or until their earlier resignation;

Nominee	Director Since
Anita D. Britt	2018
J. Bradley Campbell	2015
Glenda E. Hood	2019
Robert W. Humphreys	1999
Sonya E. Medina	2022
A. Alexander Taylor, II	2016
David G. Whalen	2017

2.	An advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement;

3.	An advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

4.	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2023 fiscal year.

Delta Apparel, Inc. - 1 - Proxy Statement

Voting recommendations of the Board

The Board recommends the following votes:

1.	FOR each of the seven director nominees to the Board ("Proposal No. 1");

2.	FOR the approval of the compensation of our named executive officers ("Proposal No. 2");

3.	FOR the approval of an annual shareholder advisory vote on the compensation of our named executive officers ("Proposal No. 3");

4.	FOR ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2023 fiscal year ("Proposal No. 4").

Other matters to be voted on

The Board does not intend to present any other matters at the Annual Meeting, and we do not know of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to the persons named in the proxy to vote on such matters in their discretion and in accordance with their best judgment.

Entitlement to vote and number of votes

Holders of our common stock as of the close of business on the Record Date, December 13, 2022, may vote at the Annual Meeting, either in person or by proxy.

Each share of Delta Apparel, Inc. common stock that you owned at the close of business on the Record Date is entitled to one vote for each director nominee and one vote for each of the remaining proposals. You do not have the right to cumulate your votes with respect to the election of any director.

Difference between holding shares as a shareholder of record and as a beneficial owner

Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials may be forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote, and are also invited to attend the Annual Meeting. However, if you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker may provide a voting card or voting instruction form for you to use for providing directions for how to vote your shares.

How to vote

If you are a shareholder of record, there are four ways to vote:

1.	By internet at www.proxyvote.com;

2.	By toll-free telephone at 1-800-690-6903;

3.	By completing and mailing your proxy card; or

4.	By voting at the Annual Meeting. If you choose to vote in-person at the Annual Meeting, please bring proof of personal identification.

Delta Apparel, Inc. - 2 - Proxy Statement

The internet and telephone voting procedures are designed to confirm your identity, to allow you to provide your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by internet or telephone, please follow the instructions that are printed on the enclosed proxy card. If you vote by internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on February 8, 2023, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the proxy holders will vote your shares FOR each of the nominees in Proposal No. 1, FOR Proposal No. 2, 1 YEAR for Proposal No. 3, and FOR Proposal No. 4. Although we are not currently aware of any other matters that will be brought before the Annual Meeting, by signing and returning your proxy card, you appoint the proxy holders as your representatives at the Annual Meeting. If a matter is raised for a vote at the Annual Meeting that is not included in these proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE RULES OF THE NYSE AMERICAN, LLC ("NYSE American"), YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO PROPOSAL NOS. 1, 2, OR 3 UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any shareholder of record who wants to vote. If you hold your shares in street name, you must request and receive a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Householding

Please note that only one copy of the proxy materials may be delivered to multiple shareholders of record sharing an address unless we receive contrary instructions from one or more of the applicable shareholders. Upon request from any such shareholder, we will provide a separate copy of the proxy materials. Such requests can be made to Lauren Satterfield, Corporate Secretary, at the Company's principal executive offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, or via telephone at (678) 775-6900.

Changing or revoking proxy

If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

1.	Entering a new vote by internet or telephone;

2.	Returning a later-dated proxy card;

3.	Sending written notice of revocation to Lauren Satterfield, Corporate Secretary, at the Company's principal executive offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097; or

4.	Completing a written ballot at the Annual Meeting. If you choose to complete a written ballot at the Annual Meeting, please bring proof of personal identification.

Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Method of counting votes

Votes are counted by an inspector of election designated by our Board of Directors.

Financial responsibility for soliciting proxies

We will pay for the cost of preparing, assembling, printing and mailing the proxy materials to our shareholders, as well as the cost of soliciting proxies relating to the meeting. In addition, we will reimburse banks and brokers for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of the shares held in street name. Our officers, directors and employees may, without additional compensation, supplement these solicitations of proxies by telephone, email and personal solicitation.

Delta Apparel, Inc. - 3 - Proxy Statement

Quorum requirement for Annual Meeting

To conduct the Annual Meeting, two-thirds of the outstanding shares of the Company's common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a "quorum." If you vote, your shares will be considered present at the Annual Meeting for purposes of determining whether a quorum exists. Abstentions and broker non-votes will be counted as shares present at the Annual Meeting in determining the presence or absence of a quorum. On the Record Date, there were 7,001,270 shares outstanding and approximately 775 shareholders of record. Two-thirds of the Company's outstanding shares of common stock, or 4,667,513 shares, will constitute a quorum.

Broker non-votes

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker. If that happens, the bank or broker may vote those shares only on matters as permitted by NYSE American's rules and regulations. NYSE American prohibits banks and brokers from voting uninstructed shares in the election of directors and in matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to Proposal Nos. 1, 2 and 3 unless they receive voting instructions from the beneficial owners. However, banks and brokers may vote on Proposal No. 4 without receiving specific instructions from the beneficial owner. Broker non-votes will not affect the outcome of Proposal Nos. 2 and 3 being voted on at the Annual Meeting, assuming that a quorum is obtained.

Vote required to approve each proposal

Proposal No. 1:

For the election of directors, the seven nominees for director will be elected if they receive an affirmative vote of a majority of the shares present at the meeting or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. Shares present at the meeting include shares voted "For" and "Against" with respect to a director's election, as well as broker non-votes and abstentions, which will all be counted in determining the number of shares present. Accordingly, broker non-votes and abstentions will have the same effect as an "Against" vote.

Proposal No. 2:

For the advisory vote on the compensation of our named executive officers, the vote is not binding on our Board of Directors or our Compensation Committee and, therefore, no specific vote is required to approve the proposal. However, our Board and Compensation Committee will review the voting results and consider them in making future decisions about executive compensation.

Proposal No. 3:	For the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, the vote is not binding on our Board of Directors or our Compensation Committee and, therefore, no specific vote is required to approve the proposal. However, our Board and Compensation Committee will review the voting results and consider them in making future decisions about the frequency of advisory votes on executive compensation.

Proposal No. 4:	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year 2023 requires that the number of votes cast "FOR" exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will have no effect on the vote with respect to this proposal.

Availability of the Company's proxy materials on the internet

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 9, 2023: The Delta Apparel, Inc. Notice of Annual Meeting of Shareholders and Proxy Statement and the Delta Apparel, Inc. Fiscal Year 2022 Annual Report are available at www.proxyvote.com.

We have also made available on our website at www.deltaapparelinc.com a copy of our fiscal year 2022 Annual Report and Notice of Annual Meeting and Proxy Statement, as filed with the Securities and Exchange Commission ("SEC").

Obtaining a paper copy of the proxy materials

If you received a notice regarding the internet availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials in your notice. We will furnish, on written request and without charge, a printed copy of the proxy materials to each person whose proxy is solicited and to each person representing that, as of the Record Date, he, she, or it was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Lauren Satterfield, Corporate Secretary, at the Company's principal executive offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097. We will mail a paper copy of the proxy materials to all shareholders to whom we do not send a notice regarding the internet availability of the proxy materials.

Delta Apparel, Inc. - 4 - Proxy Statement

Voting results of the Annual Meeting

We will announce the preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K filed with the SEC on or before February 15, 2023. This Form 8-K will be available without charge to shareholders upon written request to Lauren Satterfield, Corporate Secretary, Delta Apparel, Inc., 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, or via the internet at www.deltaapparelinc.com.

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

Deadline for consideration of shareholder proposals or director nominations for our next annual meeting of shareholders following the Annual Meeting

Applicable SEC rules and regulations govern the submission of shareholder proposals and the Company's consideration of them for inclusion in next year's proxy statement.  If you are a shareholder and you want to present a proposal at our next annual meeting and have it included in the Company's proxy statement for that meeting, you must submit the proposal in writing at the Company's principal executive offices at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, Attention: Corporate Secretary, on or before August 22, 2023. If you want to present a proposal at the Company's next annual meeting (but not have the proposal included in the Company's proxy statement) or to nominate a person for election as a director, you must comply with the advance written notice and other requirements set forth in our Bylaws, including delivering the proposal or nomination to the Company's Corporate Secretary no later than October 12, 2023, which is 120 days prior to the first anniversary of the Annual Meeting. A shareholder or group of shareholders who intend to solicit proxies in support of nominees other than our nominees must provide proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to our Corporate Secretary no later than December 11, 2023.  The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws.

Delta Apparel, Inc. - 5 - Proxy Statement

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each of our director nominees brings extensive management and leadership experience gained through his or her service to diverse businesses and institutions. Our directors are committed to effectively overseeing management’s performance, to act in the long-term best interests of shareholders and to maintain a high standard of corporate governance.

Our Bylaws provide that the number of directors to be elected at any meeting of shareholders will be between two and fifteen, and will otherwise be determined by our Board of Directors. Our Board of Directors has determined that seven directors shall be nominated for election at the Annual Meeting.

The seven individuals listed below are nominees for election as directors at the Annual Meeting to serve until our next annual meeting of shareholders, until their successors are duly elected and qualified, or until their earlier resignation. Included in each nominee's biography below is a description of the qualifications, experience, attributes and skills of such nominee that led our Board to conclude that he or she is well-qualified to serve as a member of our Board. With the exception of Sonya E. Medina, who was appointed to our Board on April 27, 2022, each of the nominees was elected by the shareholders at our most recent annual meeting of shareholders.

Our Board has affirmatively determined that with the exception of Robert W. Humphreys, our Chairman and Chief Executive Officer, each of the nominees qualifies as "independent" under NYSE American corporate governance listing standards and also meets the Company's director qualification standards, which are described in the "Corporate Governance” section of this Proxy Statement. We believe that all of the nominees will be available and able to serve as directors.

Unless you vote “AGAINST” or "ABSTAIN" with respect to a particular nominee or all nominees, the proxy holders will vote your shares “FOR” each of the nominees listed below. In the event that any nominee is not available or able to serve, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES.

Current Directors and Director Nominees:

Anita D. Britt (Independent)
Director Since: 2018 Age: 59 Committees: Audit Corporate Governance

Ms. Britt served as Chief Financial Officer for the apparel company Perry Ellis International, Inc. from March 2009 until her retirement in March 2017. From August 2006 to February 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., a privately held apparel company. From 1993 to 2006, Ms. Britt served in various financial leadership roles, including Executive Vice President, Finance, for Jones Apparel Group, Inc. Since February 2018, Ms. Britt has served as a member of the Board of Directors and Audit Committee of Smith & Wesson Brands Inc. (f/k/a American Outdoor Brands Corporation) (NASDAQ: SWBI) and currently chairs its Audit Committee. Since August 2020, Ms. Britt has served as a member of SWBI's Compensation Committee, and since June 2021, she has served as a member of its ESG Committee. Since June 2021, Ms. Britt has served as a member of the Board of Directors and Audit, Compensation, and Governance Committees of Urban-Gro, Inc. (NASDAQ: UGRO) and chairs its Audit Committee. Since July 2022, Ms. Britt has served as a member of the Board of Directors and Audit Committee of VSE Corp. (NASDAQ: VSEC). Ms. Britt previously served on the Board of Trustees and Finance Committee of St. Thomas University from April 2013 to January 2018 and as its Chief Financial Officer from January 2018 to March 2018. Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Ms. Britt is also a Board Leadership Fellow, as designated by the National Association of Corporate Directors, and has received the Carnegie Mellon Cybersecurity Oversight Certification. Ms. Britt brings to our Board extensive financial leadership and apparel industry experience in both the public and private sectors as well as extensive experience with consumer-oriented companies.

J. Bradley Campbell (Independent)
Director Since: 2015 Age: 74 Committees: Audit Corporate Governance

Mr. Campbell has been a Certified Public Accountant for over 40 years. He served as the Managing Partner of the South Carolina Upstate practice of Cherry Bekaert LLP, CPAs, from 2003 until his retirement in 2013.  Mr. Campbell spent the first 28 years of his career with Deloitte LLP, one of the world's largest accounting firms, where he was a partner for over 18 years and served as Managing Partner of its South Carolina practice.  He is a member of the American Institute of Certified Public Accountants and the South Carolina Association of Certified Public Accountants. Mr. Campbell has served on the boards of numerous non-profit and community organizations and, since his retirement, has independently engaged in business and financial consulting services to privately-held companies.  During his career, Mr. Campbell has advised a wide variety of publicly-traded and large privately-held companies, including companies in the apparel, textile and consumer products industries.  Mr. Campbell brings to our Board extensive financial, accounting and tax expertise with a focus on our industry, as well as significant business leadership experience.

Delta Apparel, Inc. - 6 - Proxy Statement

Glenda E. Hood (Independent)
Director Since: 2019 Age: 72 Committees: Audit (Chair) Compensation	Ms. Hood served as Secretary of State for the State of Florida from 2003 to 2005 and served three terms as Mayor and Chief Executive Officer for the City of Orlando, Florida, spanning from 1992 to 2003. Since 2006, Ms. Hood has provided business development and consulting services as President and Chief Executive Officer of Hood Partners, LLC, and also provides strategic consulting services to business, government and civic leaders across the country through triSect, a firm she founded in 2010. In addition, since 2008, Ms. Hood has served on the Board of Directors and Executive Committee for each of SantaFe HealthCare and Axiom Bank, NA, and currently serves as Chair of each. She has also served as a director for engineering services firm Baskerville-Donovan, Inc. since 2006. Ms. Hood previously served on the Board of Directors and Audit Committee for energy services provider Allete (NYSE: ALE) from 2000 to 2003, and on the Board of Directors and Audit, Finance & Budget and Quality Committees for AvMed Health Plans from 2006 to 2008. Ms. Hood also currently serves in advisory roles for a variety of other civic and community organizations. Ms. Hood brings to our Board over 40 years of valuable business, organizational and political leadership experience spanning multiple industries and sectors.
Robert W. Humphreys
Director Since: 1999 Age: 65 Committees: None

Mr. Humphreys is the Chairman and Chief Executive Officer of Delta Apparel, Inc. He has served as Chairman of our Board since 2009. Mr. Humphreys previously served Delta Apparel, Inc. as President and Chief Executive Officer for more than 10 years. From April 1999 until December 1999, Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. In 1998, he was named Vice President of Finance and Assistant Secretary of Delta Woodside Industries, Inc. and served in that capacity until November 1999. From 1987 to May 1998, Mr. Humphreys served as President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has over 30 years of experience in the textile and apparel industry, including senior leadership roles in operations and finance. Under his direction, the Company has grown from a commodity t-shirt manufacturer to a diverse, branded apparel company. Mr. Humphreys' long history with the Company, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

Sonya E. Medina (Independent)
Director Since: 2022 Age: 47 Committees: Audit Corporate Governance

Ms. Medina has served as the Executive Director of the Endeavors Foundation since May 2022, as a co-founder of Greenlight Growth Capital, LLC since January 2022, and as an independent consultant since July 2013.  She previously served as Vice President of Community & External Affairs for Silver Eagle Distributors from January 2009 to June 2013.  Prior to January 2009, Ms. Medina served as a White House commissioned officer for seven years in the capacity of Deputy Assistant to the President for Domestic Policy and Director of Projects to the First Lady as well as a director of the AT&T Global Foundation.  Ms. Medina has also served on the Board of Directors for Papa John's International, Inc. (NASDAQ: PZZA) since October 2015. Ms. Medina is recognized for her corporate social responsibility, social impact, sustainability, and brand management acumen and has a proven track record of driving business turnarounds, operations set-up and efficiencies, innovation, and strategic transformation.  Ms. Medina was recognized in 2021 by Directors & Boards as a 2022 Director to Watch: Racial and Ethnic Diversity and also founded the Latina Leadership Institute. Ms. Medina brings to our Board over 22 years of multi-industry and federal government experience.

A. Alexander Taylor, II (Lead Independent Director)
Director Since: 2016 Age: 69 Committees: Compensation Corporate Governance (Chair)

Mr. Taylor served as Chairman and Chief Executive Officer of FGX International, Inc. (NASDAQ: FGXI), a worldwide producer and marketer of eyeglasses and sunglasses, from 2005 to 2013, and as a consultant to FGX from July 2013 until June 2014. Mr. Taylor served as President and Chief Operating Officer of Chattem, Inc. (NASDAQ: CHTT), a consumer products company, from 1998 to 2005, and was previously an attorney with Miller & Martin PLLC in Chattanooga, Tennessee from 1978 to 1998. Mr. Taylor served on the Board of Directors of Zoe's Kitchen, Inc. (NYSE: ZOES) from April 2015 to November 2018, including service on its Audit Committee and as Chair of its Compensation Committee. Mr. Taylor currently serves on the boards of several privately-held companies and nonprofit organizations. Mr. Taylor formerly served as an Adjunct Professor at the Charleston School of Law and formerly served as Chair of the Board of Trustees of Furman University, where he continues to serve as a trustee. Mr. Taylor brings to our Board extensive consumer brand and retail experience in a variety of industries and functional areas, including operations, finance, legal and public company governance.

Delta Apparel, Inc. - 7 - Proxy Statement

David G. Whalen (Independent)
Director Since: 2017 Age: 65 Committees: Compensation (Chair) Audit

Mr. Whalen served as President, Chief Executive Officer and a director of the A.T. Cross Company (subsequently Costa Inc., NASDAQ: ATX) from 1999 to 2014 when the company was sold. A.T. Cross manufactured and marketed writing instruments and personal accessories under the Cross brand name and premium sunglasses under the Costa brand name. From 1991 to 1999, Mr. Whalen held various senior positions with Bausch & Lomb, Inc., including Corporate Vice President, President Europe, Middle East and Africa Division and President North America Ray-Ban Division. Earlier in his career Mr. Whalen worked for the G. Heilman Brewing Company and was a consultant for Booz Allen Hamilton. Mr. Whalen serves on the Board of Directors of POOL Corporation (NASDAQ: POOL) and is a member of its Compensation Committee and Strategic Planning Committee. Mr. Whalen brings to our Board extensive marketing, financial, operational, and senior leadership experience across multiple companies, industries, and geographies. In addition, Mr. Whalen’s business acquisition and integration experience provides our Board with valuable strategic depth and insight.

Current Director Not Standing for Reelection

Dr. G. Jay Gogue (Independent)
Director Since: 2010 Age: 75 Committees: Corporate Governance Compensation

Dr. Gogue served as President of Auburn University from 2007 until his retirement in July 2017, and subsequently served as President Emeritus of Auburn University until July 2019. From July 2019 to February 2020, Dr. Gogue served as Interim President of Auburn University, and served once again as President of Auburn University from February 2020 to August 2022. Dr. Gogue served as President of the University of Houston and Chancellor of the University of Houston System from 2003 to 2007. Prior to his tenure at the University of Houston, he was President of New Mexico State University from 2000 to 2003 and Provost of Utah State University from 1995 to 2000. Dr. Gogue began his career in higher education administration in 1986 as Associate Director of the Office of University Research at Clemson University, where he also served as Vice President for Research and Vice President and Vice Provost for Agriculture and Natural Resources. Dr. Gogue has served as an accreditation reviewer for the Pacific Northwest Association of Schools and Colleges, Commission on Colleges, and on the board of directors of several privately-held companies. His leadership of large educational institutions has involved development of strategic plans, operating under difficult budgetary constraints and balancing the needs of diverse stakeholders including students, faculty, alumni and state government. Dr. Gogue's wealth of experience managing large and complex organizations, including the financial functions thereof, provides our Board with valuable input and expertise.

Delta Apparel, Inc. - 8 - Proxy Statement

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires each publicly-traded company to hold a shareholder advisory vote on the executive compensation of its named executive officers, otherwise known as a "Say-on-Pay" vote, at least once every three years. Our shareholders are being asked to vote on the following advisory resolution:

Resolved, that the shareholders advise that they approve the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure requirements of the U.S. Securities and Exchange Commission, including the Executive Compensation section, compensation tables and related narrative discussion provided in this Proxy Statement.

Our Board's Compensation Committee is committed to designing an executive compensation program that enables us to attract, retain, and motivate outstanding and diverse executives. Each year, our Compensation Committee reviews all of our executive compensation programs to ensure that they continue to reflect our commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. The programs have been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short-term and long-term financial performance to maximize shareholder value. At the same time, we believe our compensation programs are appropriately measured and do not encourage excessive risk-taking by our executive team. Our Board believes that our philosophy and compensation practices strike the appropriate balance between utilizing responsible pay practices and effectively motivating our executives to dedicate themselves to the interests of our shareholders.

For these reasons, the Board requests that you approve the Company's executive compensation policies and practices for our named executive officers as described in this Proxy Statement, including the Executive Compensation section, compensation tables and related narrative discussions. Because your vote is advisory, it will not be binding on our Board, our Compensation Committee, or the Company, and we will not be required to take any action as a result of the outcome of the vote on this proposal. However, our Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY'S POLICIES AND PRACTICES ON EXECUTIVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

Delta Apparel, Inc. - 9 - Proxy Statement

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires all publicly-traded companies to periodically provide shareholders the opportunity to cast an advisory vote on whether future advisory votes on the executive compensation of our named executive officers should occur every year, every two years, or every three years. The Board continues to believe that such "Say-on-Pay" votes should be conducted every year so that shareholders may annually express their views on our executive compensation philosophy and practices.

The option of one year, two years, or three years that receives the most votes by shareholders will be deemed the preferred frequency for the advisory vote on executive compensation that has been selected by the shareholders. Although this is an advisory vote and is non-binding, the Board and the Compensation Committee welcome shareholder input on their preference as to the frequency of an advisory vote on executive compensation.

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY "ONE" YEAR.

Delta Apparel, Inc. - 10 - Proxy Statement

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Each year our Audit Committee evaluates and considers the qualifications, independence, compensation and performance of our independent registered public accounting firm. In evaluating our independent registered public accounting firm's qualifications and performance, our Audit Committee considers the firm's independence, integrity, and controls and procedures as well as its expertise specific to the Company's business and the regions in which the Company operates. Our Audit Committee also considers the quality of our independent registered public accounting firm's work and communications, the effectiveness of its personnel assigned to the Company's engagement, the appropriateness of its fees, the length of its engagement with the Company and the content of reports issued by the Public Company Accounting Oversight Board regarding the firm. In evaluating our independent registered public accounting firm and considering whether to retain it, our Audit Committee also considers the potential impacts of changing independent registered public accounting firms.

Our Audit Committee is responsible for appointing, determining compensation for, and overseeing the work of our independent registered accounting firm. In addition, our Audit Committee is required to pre-approve all audit and non-audit services and fees charged by our independent registered accounting firm.

In addition to all required communications between our Audit Committee and independent registered public accounting firm, our Audit Committee and independent registered public accounting firm periodically communicate regarding the Company's testing and evaluation of its internal controls, risk management efforts, accounting system and related information technology matters, subsidiaries, and tax and legal matters.

Based on its evaluation, the Audit Committee has appointed Ernst & Young LLP ("EY") to serve as our independent registered public accounting firm for our 2023 fiscal year.  EY has audited our financial statements since our 2018 fiscal year.

Although our Bylaws do not require that shareholders ratify the appointment of our independent registered public accounting firm, our Board believes that submitting the appointment of the independent registered public accounting firm for shareholder ratification at the Annual Meeting is appropriate from a corporate governance perspective. In the event that our shareholders do not ratify the appointment of EY, our Audit Committee will reconsider the appointment (but is not required to appoint a different independent registered public accounting firm). Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the Company’s best interests and the best interests of our shareholders.

Representatives of EY are expected to be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2023 FISCAL YEAR.

Independent Registered Public Accounting Firm Fees

Fiscal Years 2022 & 2021

(Amounts in thousands)

	2022	2021
Audit Fees	$1,121	$1,007
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,121	$1,007

"Audit Fees" consist of fees billed for professional services rendered for the audits of our fiscal year 2022 and fiscal year 2021 consolidated annual financial statements, audits of internal control over financial reporting for our fiscal year 2022 and fiscal year 2021, reviews of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered accounting firm in connection with SEC filings. "Audit-Related Fees" consist of fees billed for professional services rendered to provide consent for incorporation by reference of audit reports in certain registrations statements filed with the SEC. We did not incur any Audit-Related Fees in fiscal years 2022 or 2021 nor any fees for tax or other services performed by EY in fiscal years 2022 or 2021.

Delta Apparel, Inc. - 11 - Proxy Statement

Audit Committee Pre-Approval Policies and Procedures

It is our Audit Committee's policy to pre-approve all audit and permitted non-audit services proposed to be performed by our independent registered public accounting firm. The pre-approval process is typically as follows: Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the committee, to one or more members of the committee. All audit and permitted non-audit services performed by our independent registered public accounting firm for fiscal year 2022 were pre-approved by our Audit Committee. The committee has authorized our principal financial officer to engage our independent registered public accounting firm to perform certain non-audit services that the committee believes would not impair independence in an amount not to exceed $10,000.

Delta Apparel, Inc. - 12 - Proxy Statement

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee assists our Board in its oversight of the integrity of the Company’s financial statements; compliance with legal and regulatory requirements; the appointment, qualifications, independence, compensation and performance of the independent registered public accounting firm; and the performance of the internal audit function. Our Audit Committee is comprised entirely of independent directors who meet independence, experience and other qualification requirements of the NYSE American listing exchange and the SEC. In addition, our Board has determined that J. Bradley Campbell qualifies as an audit committee financial expert as defined by SEC rules and regulations.

Management is responsible for our financial reporting process, including our internal control over financial reporting, and for the preparation of our consolidated financial statements, in accordance with generally accepted accounting principles. Our independent accountants are responsible for expressing an opinion on the financial statements and the effectiveness of the Company's internal control over financial reporting, based on an audit conducted in accordance with generally accepted auditing standards. Our Audit Committee's responsibility is to oversee and review these processes. Our Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

The Audit Committee hereby reports as follows:

•	The Audit Committee appointed EY as the Company's independent registered public accounting firm for fiscal year 2022.

•

The Audit Committee has reviewed and discussed the audited financial statements for the year ended October 1, 2022, as well as the internal controls over financial reporting as of October 1, 2022, with the Company’s management.

•	The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

•

The Audit Committee has received the written disclosures and the letter from EY required pursuant to Public Company Accounting Oversight Board requirements and has discussed with EY its independence from the Company.

In determining EY’s independence, the Audit Committee also considered whether the provision of any non-audit services provided to the Company is compatible with maintaining its independence. The Audit Committee received regular updates on EY’s fees and the scope of audit and any non-audit services it provided. All such services were provided consistent with applicable rules and our pre-approval policies and procedures.

Based on our discussions with management, internal auditors and EY, and our review of the audited financial statements, including the representations of management and EY with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in our charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the fiscal year ended October 1, 2022, be included in the Company's Annual Report on Form 10-K.

AUDIT COMMITTEE:

Anita D. Britt

J. Bradley Campbell

Glenda E. Hood (Chair)

David G. Whalen

Sonya E. Medina

Delta Apparel, Inc. - 13 - Proxy Statement

CORPORATE GOVERNANCE

Overview

We believe that good corporate governance practices not only reflect our values as a Company but also support strong strategic growth and financial performance. Each committee of our Board has a charter, which can be found on the "Corporate Governance" tab of the "Investors" page of our website located at www.deltaapparelinc.com, that spells out the committee's assigned roles and responsibilities. In addition, our Board has established policies and procedures that address matters such as chief executive officer and key management succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. The following discussion provides insight into how our Board has implemented these policies and procedures to benefit our Company and our shareholders.

Director Independence

Our Board evaluates the independence of each director in accordance with applicable laws and regulations and the listing standards of the NYSE American. Generally, an “independent director” is a director who is not also an officer or employee of the Company or any parent or subsidiary of the Company. In addition, no director qualifies as independent unless the Board affirmatively determines that the director does not have a material relationship with the Company that would interfere with the exercise of independent judgment. Our Board has reviewed the relationships between each member of the Board and the Company and determined that with the exception of Robert W. Humphreys, our Chairman and Chief Executive Officer, each of our current directors and each individual standing for election is “independent” as required by applicable laws and meets the applicable NYSE American independence requirements. Each director is required to keep the Board fully and promptly informed of any developments that might affect his or her independence, and the Board regularly reviews the continuing independence of the directors.

Code of Ethics and Business Conduct

We maintain a code of ethics and business conduct known as our Ethics Policy Statement that applies to all employees, officers and directors, including, but not limited to, our Chief Executive Officer, Chief Financial Officer, and our Chief Accounting Officer. Our Ethics Policy Statement covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, anti-corruption, compliance procedures and employee complaint and reporting procedures. Our Ethics Policy Statement is available without charge on the "Corporate Governance" tab of the "Investors" page of our website located at www.deltaapparelinc.com under "Governance Documents." Any amendments or waivers to provisions of our Ethics Policy Statement that are applicable to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, controller or persons performing similar functions will be posted on our website. There were no waivers of the provisions of our Ethics Policy Statement for our Chief Executive Officer, Chief Financial Officer or any director, senior financial officer or other executive officer during our fiscal year 2022.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. Our Board does not have a policy regarding whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from our non-employee directors or be an employee of the Company. Our Board believes that it should be free to determine the leadership structure that is in the best interests of the Company and our shareholders based on the particular circumstances in effect from time to time.

During fiscal year 2022, Robert W. Humphreys served as the Chairman of our Board and as Chief Executive Officer. Mr. Humphreys is the director most familiar with our business and industry, and possesses intimate knowledge of the issues, opportunities and challenges facing us and our business. Our Board believes this combined position is in the current best interest of our Company, as it makes the best use of Mr. Humphreys’ extensive experience and qualifications within the apparel industry and in-depth knowledge of our markets, helps provide strong, unified leadership and direction on important strategic initiatives to both management and our Board, and leverages the insight gained from the combined role to most effectively lead our Company. We believe that our overall corporate governance policies and practices, combined with the presence of a Lead Independent Director, adequately address any governance concerns raised by the dual Chairman and Chief Executive Officer role.

Lead Independent Director

A. Alexander Taylor, II has served as our Lead Independent Director since February 2021. Our Lead Independent Director is appointed by the independent members of our Board, generally serves for a term of at least one year, and is empowered to carry out a number of critical responsibilities. In addition to serving as a liaison between the Chairman and the independent directors, our Lead Independent Director presides at executive sessions of the Board and at meetings at which our Chairman is not present, approves meeting schedules to ensure there is sufficient time for discussion of agenda items, advises on and approves meeting agendas and information provided for Board meetings and meetings of independent directors, calls meetings of the independent directors as appropriate, and is available for direct communication with shareholders. The Lead Independent Director, along with our other non-employee directors, also provides independent oversight of management and the Company’s strategy.

Delta Apparel, Inc. - 14 - Proxy Statement

Board Committees

Our Board delegates certain responsibilities and authority to its various committees and these committees regularly report on their activities and actions to the full Board. The Board currently has an Audit Committee, a Compensation Committee and a Corporate Governance Committee (which serves as our nominating committee), and may also appoint other committees from time to time. Each of the members of the Audit Committee, Compensation Committee, and Corporate Governance Committee has been determined by the Board to be independent as required by applicable legal requirements and meets applicable NYSE American independence standards and, in the case of our Audit Committee, the independence requirements established by the SEC. Each committee’s activities are governed by a written committee charter, which is available without charge on the "Corporate Governance" tab of the "Investors" page of our website located at www.deltaapparelinc.com, or by sending a request in writing to Lauren Satterfield, Corporate Secretary, at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097.

The following table details the membership of each of our Board committees during our 2022 fiscal year, as well as the expected committee membership in our 2023 fiscal year.

Board Committee Composition

Fiscal Years 2022 & 2023

	Fiscal Year 2022			Fiscal Year 2023
Director Name	Audit	Compensation	Governance	Audit	Compensation	Governance
Anita D. Britt	X		X	X		X
J. Bradley Campbell	X		X	X		X
Dr. G. Jay Gogue(1)		X	X
Glenda E. Hood	C	X		C	X
Robert W. Humphreys
Sonya E. Medina	X		X	X		X
A. Alexander Taylor, II		X	C		X	C
David G. Whalen	X	C		X	C

(1) Dr. Gogue will not stand for re-election at the Annual Meeting.

C - Committee Chairperson
X - Committee Member

Audit Committee. Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee serves as an independent and objective party to oversee and monitor the financial and reporting processes of the Company, including the general quality of the Company's financial statements and reporting, the audits of the Company's financial statements and the Company’s accounting and internal controls and policies. Our Audit Committee appoints, evaluates, and, when appropriate, replaces the independent registered public accounting firm engaged to audit our financial statements. The independent auditors report directly to our Audit Committee, and our Audit Committee determines the compensation and other terms of the engagement and oversees their work. Our Audit Committee also monitors and reviews our compliance with legal and regulatory requirements as well as our procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and our policies concerning financial reporting and business practices. In addition, our Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

After considering relationships between each member of our Audit Committee and the Company and its subsidiaries, and reviewing the qualifications of the members of our Audit Committee, our Board has determined that each member of our Audit Committee meets all applicable independence and financial literacy requirements as defined in NYSE American governance standards and applicable SEC regulations. Due to J. Bradley Campbell's over 40 years as a Certified Public Accountant, decades of service with accounting and financial services firms Cherry Bekaert LLP, CPAs and Deloitte LLP, and his extensive financial, accounting and tax expertise, our Board has determined that Mr. Campbell qualifies as an "audit committee financial expert" as defined in SEC regulations.

Compensation Committee. Our Compensation Committee develops our overall compensation philosophy and programs, reviews and determines compensation, including salaries, bonuses and equity compensation, for our named executive officers other than our Chief Executive Officer (which is collectively confirmed by the independent members of our Board), and reviews and determines director compensation. Our Compensation Committee also oversees, reviews and administers all of the Company’s executive compensation plans and programs, including equity compensation plans and plans pursuant to which performance-based compensation may be granted. Our Compensation Committee is authorized to delegate its responsibilities as it deems necessary or appropriate.

Delta Apparel, Inc. - 15 - Proxy Statement

After considering relationships between each member of our Compensation Committee and the Company and its subsidiaries, and reviewing the qualifications of the members of our Compensation Committee, our Board has determined that each member of our Compensation Committee meets all applicable independence requirements as defined in NYSE American governance standards.

Corporate Governance Committee. Our Corporate Governance Committee develops and recommends to the Board corporate governance standards for business conduct and ethics, oversees the annual self-evaluation of the Board and its committees, and makes recommendations concerning the structure and membership of the Board's committees. Our Corporate Governance Committee also oversees the performance evaluation of the Chief Executive Officer and succession planning with respect to the Chief Executive Officer as well as the other executive officers of the Company. Our Corporate Governance Committee also serves as the Board's nominating committee and identifies, interviews and recommends director nominees for election or appointment to the Board pursuant to written guidelines approved by the Board.

The Board’s Role in Risk Oversight

Our Board oversees and assesses our enterprise and strategic risk management processes. This risk oversight responsibility is enabled by management reporting processes designed to provide visibility to the Board regarding the identification, assessment and management of critical risks and associated risk mitigation strategies. Our Board recognizes that it is neither possible nor prudent to eliminate all risk and that properly measured risk-taking is essential for the Company to be competitive and to achieve its strategic objectives.

Our Board implements its risk oversight function both as a whole and through its committees. Oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in its charter. In particular:

•

The full Board oversees strategic, financial and operational risks and exposures associated with our annual business plans and other current matters that may present material risk to the Company’s operations, strategies, prospects, or reputation. The full Board's risk oversight responsibility includes risks and exposures related to cybersecurity matters.

•

Our Audit Committee regularly reviews and oversees the risks associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters, compliance with legal and regulatory matters, including environmental matters, and the Company's related risk management policies.

•

Our Compensation Committee oversees risks associated with attraction and retention of executive talent, management development and compensation philosophy and programs, including a periodic review of compensation programs to ensure that they do not encourage excessive risk-taking.

•

Our Corporate Governance Committee oversees risks associated with governance matters, including our Ethics Policy Statement, succession planning for our directors, Chief Executive Officer and other named executive officers, and the structure and performance of the Board and its committees.

Our Board believes that its leadership structure properly supports its risk oversight functions and responsibilities in that the appropriate directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.

Board Meetings, Attendance & Executive Sessions

Our Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. Directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. All current directors attended 100% of the aggregate meetings held by the Board and their assigned committees during the period for which they served on the Board or such committees during fiscal year 2022. During fiscal year 2022, our Board held five in-person meetings and five telephonic meetings. Our Audit Committee held three in-person meetings and two telephonic meetings, our Compensation Committee held four in-person meetings and five telephonic meetings, and our Corporate Governance Committee held three in-person meetings and two telephonic meetings. All of our then-serving directors attended the 2022 annual meeting of shareholders. Although we do not have a formal policy regarding director attendance at annual meetings of shareholders, each director is encouraged and expected to attend the Annual Meeting.

Delta Apparel, Inc. - 16 - Proxy Statement

Independent directors meet regularly in executive session with no members of management present. Our Company's Lead Independent Director presides at each executive session. Throughout the year, our directors communicate informally with management on a variety of topics, including suggestions for Board or committee meeting agenda topics, recent developments, and other matters of interest to the Company.

Retention of Independent Advisors

Our Board is authorized and empowered to retain independent advisors and consultants when it deems appropriate, and the charter for each of its committees empowers each committee to retain independent advisors and consultants when appropriate.

Succession Planning

In light of the critical importance of executive leadership to our success, our Board has a chief executive officer and key management succession planning process that is led by its Corporate Governance Committee. Our Corporate Governance Committee is charged with the responsibility of identifying and evaluating candidates to succeed our Chief Executive Officer and to report to the Board on the status of the succession plan. Our Corporate Governance Committee also reviews the potential internal candidates for each of our critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any anticipated or emergency leadership needs. Where there is not a satisfactory internal candidate for a position, our Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

Declassified Board

Our Board of Directors is not classified and is elected annually.

Director Nominations

Our Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. Our Corporate Governance Committee may also, in its discretion, engage director search firms to identify candidates. During fiscal year 2022, our Corporate Governance Committee did not retain the services of any director search firm and accordingly, no fees were paid to a director search firm or other third party to assist in identifying and evaluating director candidates.

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee by submitting a written recommendation to the Corporate Governance Committee, c/o Lauren Satterfield, Corporate Secretary, Delta Apparel, Inc., 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, or by email to lauren.satterfield@deltaapparel.com. The recommendation should include (i) the name, address and telephone number of the nominating shareholder, (ii) the nominee’s name, address, telephone number, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected, and (iii) the additional information regarding the nominating shareholder and nominee required by our Bylaws. Pursuant to our Bylaws, the recommendation must be received not less than 120 days prior to the first anniversary of the prior year annual meeting. A shareholder or group of shareholders who intend to solicit proxies in support of nominees other than our nominees must provide proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to our Corporate Secretary no later than December 11, 2023.  The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws. A copy of our Bylaws may be obtained by submitting a written request to the Corporate Secretary of the Company.

Our Board has adopted qualification standards for the selection of independent nominees for director that can be found on the "Corporate Governance" tab on the "Investors" page of our website at www.deltaapparelinc.com under "Governance Documents." As provided in these standards, at a minimum, a nominee for our Board must (i) be over 21 years of age at the time of election, (ii) have experience in a position with a high degree of responsibility in a business or other organization, (iii) be able to read and understand basic financial statements, (iv) possess integrity and have high moral character, (v) be willing to apply sound, independent business judgment, and (vi) have sufficient time to devote to our Company.

We do not have a formal policy regarding Board member diversity; however, our Corporate Governance Committee considers diversity in selecting nominees for director and in the re-nomination of an incumbent director. Our Corporate Governance Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry knowledge and experience, among other factors, and its goal is to nominate candidates from a broad range of experiences and backgrounds. We believe that a variety and balance of perspectives on our Board can result in more thoughtful discussions and deliberations.

In considering the re-nomination of an incumbent director, our Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to our Board. In evaluating incumbent directors and all potential new directors, our Corporate Governance Committee considers, among other things, the candidate’s leadership, strategic, and/or policy-setting experience; experience and expertise that is relevant to our business; experience that provides our Board with a diversity of backgrounds; technical or other specialized expertise; and whether the candidate has high ethical character and a reputation for honesty, integrity and sound business judgment. All director candidates, whether recommended by shareholders or identified by other means, are initially screened by our Corporate Governance Committee, which may seek additional background and qualification information on the candidate. With respect to new director candidates who pass the initial screening, our Corporate Governance Committee conducts interviews with the candidates and then meets to discuss and consider each candidate’s qualifications and potential contributions to our Board, and determines by majority vote whether to recommend such candidates to our Board. The final decision to either appoint a candidate to fill a vacancy between annual meetings of shareholders or include a candidate on the slate of nominees proposed at an annual meeting of shareholders is made by our Board.

Delta Apparel, Inc. - 17 - Proxy Statement

Board Self-Evaluation

Our Board of Directors annually evaluates and assesses its performance and effectiveness as well as that of its committees. This assessment includes a comprehensive review of our Board's composition, responsibilities, leadership and committee structure, processes, and effectiveness.

Communication with Directors

Shareholders and other interested parties desiring to communicate directly with our Board of Directors or any individual director may do so in writing addressed to the intended recipient or recipients, c/o Lauren Satterfield, Corporate Secretary, Delta Apparel, Inc., 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, or by email to lauren.satterfield@deltaapparel.com. All such communication will be reviewed by our Corporate Secretary, with communications determined to be solicitations, junk mail, communication primarily commercial or operational in nature, or that request general information regarding the Company redirected as appropriate. All other communications will be promptly forwarded to the applicable member(s) of our Board or to the collective Board, as requested in the communication.

Issues or concerns regarding accounting, internal accounting controls or audit matters or possible violations of the Company's Ethics Policy Statement should be communicated pursuant to the terms of the Ethics Policy Statement, which is available without charge on the "Corporate Governance" tab on the "Investors" page of our website located at www.deltaapparelinc.com under "Governance Documents."

Related Party Transactions

Our Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Board has adopted written policies and procedures with respect to these transactions that define related party transactions and provide a list of transactions which are excluded from the policy, such as executive officer compensation, director compensation, and transactions where all security holders receive proportional benefits. On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Our related party transactions policy requires that the Audit Committee review proposed related party transactions, and if approved, oversee them if they are (i) required to be disclosed pursuant to SEC rules, or (ii) subject to review and oversight by the Audit Committee under applicable listing requirements of the NYSE American exchange. Our policy is to approve a related party transaction only if it is in, or not inconsistent with, the best interests of the Company and its shareholders. When reviewing a proposed transaction, the Audit Committee is to consider, among other factors, whether the terms of the transaction are fair and on the same basis as would apply if the transaction did not involve a related party, the business reasons for the transaction, the impact of the transaction on the independence of an independent director, and whether it would represent an improper conflict of interest based on several specified criteria. The Company has not entered into any related party transactions which are required to be disclosed in the proxy statement.

Insider Trading and Hedging Policy

We maintain an insider trading policy that prohibits the purchase or sale of Company securities while being aware of material, non-public information about the Company as well as the disclosure of such information to others who may trade in securities of the Company. Our insider trading policy also prohibits our directors, executive officers and employees from engaging in hedging activities or other short-term or speculative transactions in the Company's securities such as short sales, puts, calls or any similar transaction involving the Company's securities.

Director and Executive Officer Stock Ownership and Retention Guidelines

To better align the interests of our directors and senior management team with our shareholders and to further demonstrate a commitment to the Company and its future well-being, our Board of Directors has adopted minimum stock ownership requirements and guidelines with respect to our non-employee directors and certain of our executive officers. These guidelines require our non-employee directors to retain throughout their entire tenure with our Board at least 50% of all shares received as compensation for their Board service. In addition, these guidelines require individuals in the following executive officer positions to maintain ownership of a minimum amount of Company stock equal to that indicated below.

Delta Apparel, Inc. - 18 - Proxy Statement

Executive Officer Stock Ownership Guidelines

Title	Stock Ownership Requirement
Chief Executive Officer	4 times annual base salary
Chief Financial Officer	2 times annual base salary
Chief Operating Officer	2 times annual base salary

The covered executives are granted certain time periods within which to gain compliance with the ownership requirements and are subject to mandatory share retention provisions until compliance is achieved. Our Corporate Governance Committee is responsible for monitoring compliance with these guidelines. As of October 1, 2022, these ownership requirements were satisfied by the applicable covered executives.

Director Resignation Policy

The Company's Board of Directors maintains a target director retirement age of 72. Upon any director reaching the age of 72, each such situation is reviewed on a case-by-case basis to determine what is in the best interests of the Company. The Company's Board of Directors also maintains a policy requiring directors that experience a substantive change in their occupation or career to offer their resignation to the Corporate Governance Committee, which will review each such situation on a case-by-case basis to determine what is in the best interests of the Company.

Service on Outside Boards

In September 2022, our Corporate Governance Committee amended our Director Nomination Policy to (i) limit the total number of public company boards on which the Company's directors can serve to no more than three, and (ii) give all incumbent directors until September 2024 to comply with this new requirement. As of December 13, 2022, none of the Company's directors served on more than one other public company board of directors with the exception of Ms. Britt, who serves on three other public company boards.  The Company's Director Nomination Policy is available without charge on the "Corporate Governance" tab of the "Investors" page of our website located at www.deltaapparelinc.com.

Delta Apparel, Inc. - 19 - Proxy Statement

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE

We aim to disclose and communicate transparently any material risks that could affect our stakeholders, and we strive to implement policies and practices that continuously improve the transparency and sustainability of our supply chain. The Environmental, Social, and Governance (“ESG”) disclosures within our Annual Report on Form 10-K filed with the SEC for our fiscal year 2022, along with this definitive Proxy Statement align with the standards issued by the Sustainability Accounting Standards Board (“SASB”) for the Apparel, Accessories, and Footwear industry and with regulations and guidance issued by the SEC. The indicators in our Annual Report and definitive Proxy Statement have been carefully selected to show the most relevant aspects of our performance in the areas of environmental impact, health and safety, responsible raw material sourcing, safe chemical management, and responsible corporate governance.

The table below reflects our disclosures under the standards issued by the SASB for the Apparel, Accessories, and Footwear industry and our response or location of that disclosure within the Annual Report on Form 10-K for fiscal year 2022 under Part I, Item 1. Business:

Topic	Accounting/Activity Metric(a)	Sub-heading in Form 10-K
Management of Chemicals in Products	CG-AA-250a.1 Discussion of processes to maintain compliance with restricted substances regulations	Conserving the Environment, Using Safe Chemistry
	CG-AA-250a.2 Discussion of processes to assess and manage risks and/or hazards associated with chemicals in products	Conserving the Environment, Using Safe Chemistry
Environmental Impacts in the Supply Chain	CG-AA-430a.1 Percentage of (1) Tier 1 supplier facilities and (2) supplier facilities beyond Tier 1 in compliance with wastewater discharge permits and/or contractual agreement	Conserving the Environment, Managing Water
	CG-AA-430a.2 Percentage of (1) Tier 1 supplier facilities and (2) supplier facilities beyond Tier 1 that have completed the Sustainable Apparel Coalition’s Higg Facility Environmental Module (Higg FEM) assessment or an equivalent environmental data assessment	Conserving the Environment, Monitoring Progress
Labor Conditions in the Supply Chain	CG-AA-430b.1 Percentage of (1) Tier 1 supplier facilities and (2) supplier facilities beyond Tier 1 that have been audited to a labor code of conduct, (3) percentage of total audits conducted by a third-party auditor	Social Responsibility, Monitoring
	CG-AA-430b.2 Priority non-conformance rate and associated corrective action rate for suppliers’ labor code of conduct audits	Social Responsibility, Monitoring
	CG-AA-430b.3 Description of the greatest (1) labor and (2) environmental, health, and safety risks in the supply chain	Social Responsibility, Health and Safety
Raw Materials Sourcing	CG-AA-440a.1 Description of environmental and social risks associated with sourcing priority raw materials	Conserving the Environment, Responsible Sourcing
	CG-AA-440a.2 Percentage of raw materials third-party certified to an environmental and/or social sustainability standard, by standard	Conserving the Environment, Responsible Sourcing
Activity Metric	CG-AA-000.A Number of (1) Tier 1 suppliers and (2) suppliers beyond Tier 1	See note (a) that follows

(a)

Tier 1 suppliers are defined as suppliers that transact directly with the entity, such as finished goods manufacturers (e.g., cut and sew facilities). Suppliers beyond Tier 1 are the key suppliers to the entity’s Tier 1 suppliers and can include manufacturers, processing plants, and providers of raw materials extraction. As a vertically integrated manufacturer and distributor of apparel products, in fiscal year 2022 we manufactured over 90% of our finished goods. Of those finished goods, approximately 95% were sewn in our own manufacturing facilities, primarily using fabric internally produced from our textile operations. Unless otherwise noted in the applicable disclosures, we have aligned our disclosures based on environmental and social responsibility metrics for our five offshore cut, sew, or decoration facilities in Honduras, El Salvador, and Mexico, our textile facility in Honduras and our two supplemental fabric vendors that supply the majority of the fabric that we purchased externally in fiscal year 2022.

Delta Apparel, Inc. - 20 - Proxy Statement

STOCK OWNERSHIP OF MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

Management and Directors

The following table sets forth the number of shares of our common stock and common stock equivalents we believe to be beneficially owned as of the Record Date, December 13, 2022, by (i) our current directors, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group. Except as otherwise indicated, we believe that all of the individuals listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Stock Ownership of Management and Directors

As of December 13, 2022

Directors and Executive Officers	Common Stock Beneficially Owned		Percentage
	#		%

Carlos E. Encalada Arjona	2,154		*
Anita D. Britt	11,875		*
J. Bradley Campbell	24,750		*
Dr. G. Jay Gogue	30,125		*
Glenda E. Hood	12,063		*
Robert W. Humphreys	458,902		6.6%
Sonya E. Medina	1,250		*
Matthew J. Miller	6,990		*
Jeffery N. Stillwell	53,157		*
A. Alexander Taylor, II	26,881		*
Simone C. Walsh(1)	3,495		*
David G. Whalen	19,750	(2)	*
All current directors and executive officers as a group (15 persons)	658,712	(3)	9.4%

* Less than 1% of the shares deemed outstanding.
(1)	Ms. Walsh submitted her voluntary resignation as Vice President, Chief Financial Officer and Treasurer of the Company, effective December 1, 2022.
(2)	Mr. Whalen shares voting and/or investment power with respect to these shares.
(3)	Includes all shares deemed to be beneficially owned by any current director or executive officer.

Delta Apparel, Inc. - 21 - Proxy Statement

Principal Shareholders

The following table sets forth the number of shares of our common stock we believe to be beneficially owned as of December 13, 2022, by each individual or entity, excluding the executive officers named in the Summary Compensation table and our current directors, known to the Company to be the beneficial owner of more than five percent of our common stock. Unless otherwise indicated, we believe that the individuals or entities named in the table have sole voting and investment power with respect to all shares shown.

Stock Ownership of Principal Shareholders

As of December 13, 2022

	Common Stock Beneficially Owned		Percentage
5% Shareholders	#		%
Allspring Global Investments Holdings, LLC 525 Market St., 10th Floor San Francisco, CA 94105	744,792	(1)	10.6%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	540,228	(2)	7.7%
Wilen Investment Management Corp. 14551 Meravi Drive Bonita Springs, FL 34135	384,181	(3)	5.5%
E. Erwin Maddrey, II 233 North Main Street, Suite 200 Greenville, SC 29601	367,615	(4)	5.3%

(1)

The information set forth above is based on a Schedule 13G filed jointly by Allspring Global Investments Holdings, LLC (“AGIH”), Allspring Global Investments, LLC (“AGI”), and Allspring Funds Management, LLC (“AFM”) with the SEC on January 15, 2022. In the Schedule 13G, AGIH reported that it has sole voting power with respect to 709,447 of the above referenced shares, and sole dispositive power with respect to 744,729 of the above-referenced shares. The Schedule 13G reported that AGI beneficially owns 742,602 of the above-referenced shares, has sole voting power with respect to 112,445 of the above-referenced shares, and has sole dispositive power with respect to 742,602 of the above-referenced shares. The Schedule 13G reported that AFM beneficially owns 599,192 of the above-referenced shares, has sole voting power with respect to 597,002 of the above-referenced shares, and has sole dispositive power with respect to 2,190 of the above-referenced shares. The address of each of AGIH, AGI, and AFM is 525 Market St., 10th Floor, San Francisco, CA 94105. The Schedule 13G also reported that AGIH was a former subsidiary of Wells Fargo & Company.  Prior to November 1, 2021, its holdings of Company common stock were included on Schedules 13G filed by Wells Fargo & Company, LLC.

(2)

The information set forth above is based on an amendment to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 14, 2022. In the amendment to the Schedule 13G, Dimensional reported that it has sole voting power with respect to 529,616 of the above-referenced shares and sole dispositive power with respect to all of the above-referenced shares. In the amendment to the Schedule 13G, Dimensional reported that it furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. The amendment to the Schedule 13G reported that all of the above-referenced shares were owned by such investment companies, funds, trusts and/or accounts and that Dimensional disclaimed beneficial ownership of such securities.

(3)

The information set forth above is based on an amendment to a Schedule 13G filed by Wilen Investment Management Corp. (“Wilen”) with the SEC on February 1, 2022. Wilen reported that it has sole power to vote and/or dispose of the above-referenced shares.

(4)	The information set forth above is based on an amendment to a Schedule 13D filed by E. Erwin Maddrey II with the SEC on July 11, 2007, and other information provided to us by Mr. Maddrey.

Delta Apparel, Inc. - 22 - Proxy Statement

EXECUTIVE OFFICERS

Our current executive officers are listed below. Excluding Ms. Bubanich, Mr. Grow, and Ms. Satterfield, we refer to those listed below, together with Simone C. Walsh, who served as Vice President, Chief Financial Officer and Treasurer through her voluntary resignation effective December 1, 2022, as our "named executive officers" or "NEO's" in the Executive Compensation section and elsewhere in this Proxy Statement. Certain information regarding our executive officers is provided below. These individuals are appointed to serve at the discretion of our Board. The primary business address for Mr. Humphreys, Ms. Bubanich, Mr. Miller, and Mr. Encalada Arjona is 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097. Mr. Grow's and Ms. Satterfield's primary business address is 201 West McBee Avenue, Suite 320, Greenville, South Carolina 29601, and Mr. Stillwell's primary business address is 1147 Sixth Avenue, Columbus, Georgia 31901.

Robert W. Humphreys
Chairman and Chief Executive Officer Age:65

Mr. Humphreys is the Chairman and Chief Executive Officer of Delta Apparel, Inc. He has served as Chairman of our Board since 2009. Mr. Humphreys previously served Delta Apparel, Inc. as President and Chief Executive Officer for more than 10 years. Mr. Humphreys serves on the Board of Directors or Board of Managers, as applicable, of each of our domestic wholly-owned subsidiaries, and also serves on the Board of Directors of Green Valley Industrial Park, S.A. de C.V., which owns and operates the industrial park where our Honduran textiles operations are located and in which we are a minority owner. From April 1999 until December 1999, Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. In 1998, he was named Vice President of Finance and Assistant Secretary of Delta Woodside Industries, Inc. and served in that capacity until November 1999. From 1987 to May 1998, Mr. Humphreys served as President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has over 30 years of experience in the textile and apparel industry, including senior leadership roles in operations and finance.

Justin M. Grow
Executive Vice President and Chief Administrative Officer Age: 50

Mr. Grow rejoined the Company on November 2, 2022, as its Executive Vice President and Chief Administrative Officer. Prior to November 2022, Mr. Grow served as General Counsel and Secretary for Security Group, Inc. (“SGI”) and also directed the compliance functions of SGI and served on the Board of Directors of multiple SGI subsidiaries. From October 2011 through December 2019, Mr. Grow served as General Counsel for the Company, and also served as its Corporate Secretary from November 2012 through December 2019, and as Vice President of Administration from May 2016 through December 2019. Mr. Grow served as Assistant Corporate Secretary of the Company from October 2011 through November 2012. Mr. Grow also served on the Board of Directors or Board of Managers, as applicable, for each of the Company's domestic wholly-owned subsidiaries, and on the Board of Directors of Green Valley Industrial Park, S.A. de C.V., which owns and operates the industrial park where the Company's Honduran textile operations are located and of which the Company is a minority owner. Before joining the Company in 2011, Mr. Grow served in leadership roles for ScanSource, Inc. (NASDAQ: SCSC), and 3V Sigma USA, Inc. and began his career with Ogletree, Deakins, Nash, Smoak & Stewart, P.C.

Matthew J. Miller
President, Delta Group Age: 54

Mr. Miller joined the Company on April 4, 2022, as President, Delta Group. Before joining the Company, Mr. Miller served as Interim Chief Financial Officer at Ardmore Home Designs from June 2021 to April 2022. From June 2016 to December 2019, Mr. Miller served as President, Americas for Interface, Inc. ("Interface"), an industry leading commercial flooring manufacturer, in which capacity he reported to the Chief Executive Officer and was a member of the global senior executive team. From June 2015 to June 2016, Mr. Miller served as the Chief Strategy Officer for Interface. Mr. Miller served as the Senior Vice President of Innovation, Business Development and Strategy for American Standard, a subsidiary of the LIXIL Corporation, from February 2012 to March 2016. Mr. Miller served as the Global Vice President of Finance - Baby & Parenting Essentials GBU for Newell Rubbermaid from 2008 to 2012 and served as its Director, Strategy from 2006 to 2008. Prior to that, Mr. Miller served in various leadership positions in marketing, strategy, and consulting for corporate growth and business development for various entities. Mr. Miller has also served as a Senior Advisory Board Member for Coprata, Inc. since 2021, and from January 2019 to June 2020, he served on the Board of Directors for Priority, Inc. Mr. Miller holds a Bachelor in Business Administration and Finance degree from Emory University's Goizueta School of Business and a Master in Business Administration from Duke University's Fuqua School of Business.

Delta Apparel, Inc. - 23 - Proxy Statement

Nancy P. Bubanich
Vice President, Chief Accounting Officer, Assistant Secretary, and Assistant Treasurer Age: 56	Ms. Bubanich was appointed to serve as the Company’s principal financial officer and principal accounting officer, effective December 1, 2022. Ms. Bubanich has served as the Company’s Chief Accounting Officer since August 2021, Vice President since 2018, Assistant Treasurer since 2017 and Assistant Secretary since November 2012. From July 2011 to August 2021, Ms. Bubanich also served as the Company’s Corporate Controller. From September 2007 to June 2011, Ms. Bubanich served as Controller of Culver City Clothing Company, a wholly-owned subsidiary of the Company. From June 2006 to August 2007, Ms. Bubanich served as Senior Accountant for the Company’s wholly-owned subsidiary, M.J. Soffe, LLC. Prior to joining the Company in 2006, Ms. Bubanich served as Accounting Manager for Lerner Corporation, a property management company. Ms. Bubanich earned a Bachelor of Arts degree in economics from the University of Maryland and is a certified public accountant.
Jeffery N. Stillwell
President, Salt Life Group Age: 56

Mr. Stillwell was appointed President of our Salt Life Group segment in July 2018. Mr. Stillwell joined the Company in 2009, serving in various executive leadership roles with Salt Life, LLC (formerly To The Game, LLC), a wholly-owned subsidiary of the Company, until 2011, and then serving as President of Salt Life, LLC from 2011 to July 2018. Before joining the Company, Mr. Stillwell and others founded Kudzu, LLC, a supplier of licensed and decorated headwear, in 1994, and Mr. Stillwell served in various executive leadership roles for that business and several related businesses until joining the Company in 2009. Mr. Stillwell holds a bachelor's degree in marketing from Auburn University.

Carlos E. Encalada Arjona
Vice President of Manufacturing Age: 48

Mr. Encalada Arjona was appointed Vice President of Manufacturing of Delta Apparel, Inc. in November 2017. Prior to November 2017, Mr. Encalada Arjona served as the Director of Apparel Manufacturing for the Company. Mr. Encalada Arjona joined the Company in August 2000 and has served in various management roles within our manufacturing operations, including Offshore Human Resources Director and Director of Apparel Manufacturing. Mr. Encalada Arjona holds a Master of Business Administration from the University of Texas at Austin and the Instituto Tecnologico de Estudios Superiores de Monterrey as well as a mechanical and electrical engineering degree from Instituto Tecnologico de Estudios Superiores de Monterrey.

S. Lauren Satterfield
Deputy General Counsel and Corporate Secretary Age: 35	Ms. Satterfield has served as Deputy General Counsel since February 2020 and as Corporate Secretary since August 2020. From August 2018 to February 2020, Ms. Satterfield served as Associate Counsel for the Company. Before joining the Company, Ms. Satterfield served as Senior Tax Associate with Elliott Davis, LLC, a regional accounting firm, from January 2015 through July 2018. Before January 2015, Ms. Satterfield worked as an associate attorney with a law firm from November 2012 to January 2015. Ms. Satterfield holds a Juris Doctor degree and an LLM degree in Taxation.

EXECUTIVE COMPENSATION

This Executive Compensation section discusses the material elements of compensation earned by, paid to or awarded to each of our named executive officers during our fiscal year ended October 1, 2022, and describes the principles and philosophies underlying our executive compensation programs and policies. In addition, you will find a series of tables in this Proxy Statement containing specific information regarding our named executive officers' compensation in our 2022 fiscal year.

Executive Summary

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta.  We are a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go's proprietary technology and innovation to our customers' supply chains. We specialize in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through our business-to-business digital platform. Our products are also made available direct-to-consumer on our ecommerce sites and in our branded retail stores. Our diversified distribution allows us to capitalize on our strengths in providing activewear and lifestyle apparel products to a broad and evolving customer base whose shopping preferences may span multiple retail channels.

Delta Apparel, Inc. - 24 - Proxy Statement

As a vertically-integrated manufacturer, we design and internally manufacture the majority of our products. More than 90% of the apparel we sell is sewn in our owned or leased facilities. This allows us to offer a high degree of consistency and quality, leverage scale efficiencies, and react quickly to changes in trends within the marketplace. We have manufacturing operations located in the United States, El Salvador, Honduras and Mexico, and we use domestic and foreign contractors as additional sources of production. Our distribution facilities are strategically located throughout the United States to better serve our customers with same-day shipping on our catalog products and weekly replenishments to retailers. Additional information about our Company is available at www.deltaapparelinc.com.

The compensation of our named executive officers was approved at our prior annual meeting of shareholders on February 10, 2022, with almost 99% of the shares voted at the meeting (excluding abstentions and broker non-votes) cast in favor of our executive compensation programs. We have considered those results in making executive compensation decisions and reviewing our executive compensation programs and policies. Our executive compensation programs and policies during fiscal year 2022 generally remained consistent with those presented in our proxy statement for our February 10, 2022, annual meeting of shareholders.

Key Features of Our Executive Compensation Programs

Below are some of the key features of our executive compensation programs.

What We Do:

•	We pay for performance and place a significant portion of executive officer compensation "at risk"
•	We cap the amount of cash incentive compensation and equity awards that an executive may receive in any year
•	We have robust stock ownership guidelines for certain executive positions and our directors
•	We have double trigger change-in-control cash severance benefits in our executive employment agreements
•	We pay reasonable salaries and provide appropriate benefits to our executives
•	We generally provide a blend of short-term and long-term incentive opportunities as well as a blend of cash and equity incentive opportunities
•	Our Compensation Committee is made up entirely of independent directors and is empowered to select and engage its own independent advisors

What We Don't Do:

•	We do not allow hedging, puts, calls or similar derivative transactions related to our stock
•	We do not reprice stock options and do not exchange "underwater" options for cash
•	We do not offer a defined benefit pension plan
•	We do not offer a supplemental executive retirement plan
•	We do not provide any excise tax reimbursement payments (including "gross-ups") on payments contingent upon a change in control of the Company
•

We do not provide special health or welfare benefits to our executives, other than participation in broad-based employee programs on the same basis as our other full-time employees across the United States

•	Perquisites or other personal benefits are not a material part of our compensation program for our executives

The principal elements of our named executive officer compensation program are base salary, performance-based annual cash incentives, service-based and performance-based equity incentives, and the employee benefits provided to our other full-time domestic employees. We utilize a combination of the foregoing elements with the ultimate goals of attracting, retaining and appropriately rewarding executive management talent and aligning the short-term and long-term interests of our executives with those of our shareholders. It is important to us that the compensation of our named executive officers be directly linked to Company performance and, with that goal in mind, our Compensation Committee believes that a significant portion of our named executive officer compensation should be "at risk", or not guaranteed, and directly tied to the financial success of the Company.

Consistent with our approach in prior years, we placed primary emphasis on two financial metrics, earnings before interest and taxes ("EBIT") and return on capital employed ("ROCE"), in evaluating and monitoring Company performance relative to the compensation of our executives in fiscal year 2022. We define EBIT as our revenue less expenses, excluding interest and taxes. ROCE is defined as our EBIT as a percentage of our 12-month average capital employed, with capital employed generally being equity plus debt, net of cash, cash equivalents and taxes. We continue to believe that these metrics strike a proper balance between generating financial profits and efficiently allocating our capital, and that these metrics are also understandable to the applicable stakeholders.

The discussion below is intended to assist you in understanding the information provided in this Executive Compensation section and the accompanying compensation tables contained in this Proxy Statement, and to put that information into context within our overall executive compensation program. For the reasons described in this Executive Compensation section and accompanying tables, we believe our executive compensation programs are designed to properly support our Company goals and encourage profitable growth for our business.

Delta Apparel, Inc. - 25 - Proxy Statement

Performance and Pay Implications

We continue to believe that the compensation programs offered to our named executive officers align with our performance-based compensation philosophy and that our emphasis on performance-based compensation is reflected in the compensation paid to our named executive officers. For example, in our cash incentive plans tied to our consolidated EBIT performance, our named executive officers received more than the target amount of cash incentive compensation for which they were eligible in our two most recent fiscal years because our consolidated EBIT was above applicable target levels. In other years, however, our named executive officers received less than or none of the target amount of cash incentive compensation for which they were eligible because our consolidated EBIT was below the applicable minimum or target levels. The same dynamic is evident in our equity awards based on ROCE. For example, in fiscal year 2019, the Company achieved ROCE that was slightly below the target threshold set by our Compensation Committee applicable to the equity award for which our Chairman and Chief Executive Officer, Mr. Humphreys, was eligible, and Mr. Humphreys forfeited shares as a result.  By way of further example, in our 2018 fiscal year, the Company achieved ROCE in line with the target threshold applicable to Mr. Humphreys' equity award and he received the target amount of shares for which he was eligible. In other years the Company did not achieve the applicable minimum ROCE threshold and Mr. Humphreys was not awarded any shares in such years.

More detail regarding the compensation of our named executive officers can be found within the Summary Compensation table located within this Proxy Statement.

Compensation Philosophy and Objectives

Our approach to executive compensation continues to be defined by the following primary objectives:

•	Aligning the interests of our shareholders and executives;
•	Establishing a strong link between executive pay and Company performance; and
•	Attracting, retaining and appropriately rewarding executive management talent in line with market practices.

Alignment of Shareholder and Executive Interests

Our executive compensation program elements are aligned with the interests of our shareholders in several key respects. The cash incentive compensation for which Mr. Humphreys, Ms. Walsh, and Messrs. Stillwell and Encalada Arjona were eligible in fiscal year 2022 was contingent on the Company's achievement of EBIT goals that we believe were both reasonable and challenging under the applicable business conditions. Due to Mr. Miller joining the Company in April 2022 after over half of the fiscal year performance period elapsed, he was granted a service-based cash incentive opportunity. The cash incentive compensation opportunity for which Mr. Miller is eligible in fiscal year 2023 is aligned with our other named executive officers and contingent on the achievement of certain EBIT thresholds and other objective performance-based criteria.

For several years now, the equity incentives awarded to our executives have consisted of service-based restricted stock units and/or performance units, with a significant portion of these equity incentive awards based entirely on the Company's performance with respect to ROCE. Approximately one-half of the equity incentive awards eligible to vest in fiscal year 2023 for Ms. Walsh (prior to her voluntary resignation), Mr. Stillwell, and Mr. Encalada Arjona are based on the Company's performance during fiscal years 2022 and 2023 with respect to ROCE, and approximately one-half of the equity incentive awards eligible to vest in fiscal year 2023 for Mr. Miller are based on the Company's performance in fiscal year 2023 with respect to ROCE.

In addition, the Company's stock ownership and retention guidelines, as described in the "Corporate Governance" section of this Proxy Statement, require certain of our executives, including our Chief Executive Officer and Chief Financial Officer, to maintain a significant ownership stake in the Company, effectively linking their long-term interests with those of our shareholders. Our executives are also subject to the prohibitions in our insider trading policy with respect to short selling and other speculative and derivative trading activities as well as hedging transactions with respect to our stock. We continue to believe that these restrictions, coupled with our stock ownership guidelines and the structure of our incentive compensation programs, substantially align executive and shareholder interests.

Link Between Executive Pay and Performance

As noted above, to more effectively link executive pay with the financial performance of the Company, our Compensation Committee believes that a significant portion of our named executive officer compensation should be "at risk" based on objective and predetermined financial performance criteria. The compensation for which our named executive officers were eligible in fiscal year 2022 is indicative of our strong commitment to this pay-for-performance philosophy.

Approximately 44% of the aggregate target cash compensation for which Mr. Humphreys was eligible in the 2022 fiscal year was entirely at risk and contingent on the Company's financial performance. Approximately 27%, 33%, and 21% of the aggregate target cash compensation for which Ms. Walsh, Mr. Stillwell, and Mr. Encalada Arjona were, respectively, eligible in the 2022 fiscal year was entirely at risk and contingent on the Company's financial performance. During fiscal year 2022, Mr. Miller's cash compensation was neither at risk nor contingent on the Company's financial performance due to him joining the Company in April 2022 after over one- half of the fiscal year-based incentive period elapsed. However, for fiscal year 2023, a significant portion of Mr. Miller's target cash compensation will be at risk and contingent on the Company's financial performance. In addition, one-half of the equity compensation opportunities in which Ms. Walsh, Mr. Stillwell, Mr. Encalada Arjona, and Mr. Miller are, or were in the case of Ms. Walsh due to her voluntary resignation effective December 1, 2022, eligible to vest upon the filing of our Annual Report on Form 10-K for our fiscal year 2023 are entirely at risk and contingent on the Company's financial performance.

Delta Apparel, Inc. - 26 - Proxy Statement

Attracting, Retaining and Rewarding Executives

We seek to attract, retain and reward our executive officers by establishing compensation and benefit levels that are competitive relative to those offered by other companies in our industry of similar size, scope, complexity and/or other relevant characteristics. Each named executive officer's overall responsibility level within our organization, unique skills and capabilities, long-term leadership potential, and individual performance are also considered in establishing compensation. Historic pay levels and internal pay equity considerations also factor into our executive compensation decisions.

Executive Compensation Components

The principal components of compensation for our named executive officers are:

•	Base salary;

•	Performance-based cash incentives;

•	Performance-based and/or service-based equity incentives; and

•	Other employee benefits generally provided to all full-time employees in the United States.

Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of our named executive officers' annual total target compensation is generally intended to be contingent on Company performance relative to performance goals established for our cash and/or equity incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and shareholders and rewarding our executives based on Company performance without encouraging excessive or unnecessary risk in the decisions made by our named executive officers.

Compensation Decision Roles

Compensation Committee

Our Compensation Committee reviews and approves all compensation for our named executive officers, authorizes all awards under our stock plans, and reports its decisions to our Board of Directors. The independent members of our Board also review and approve the compensation for our Chief Executive Officer. Our corporate human resources department, in consultation with our Chief Executive Officer, has traditionally provided our Compensation Committee with the recommended amounts for each element of compensation, historical levels for each compensation element, and other applicable information. While the recommendations of management provide valuable guidance, our Compensation Committee ultimately makes all final decisions with respect to compensation levels and structure for our named executive officers (except for the Chief Executive Officer, which is approved by both our Compensation Committee and our independent directors). Our Compensation Committee is empowered to engage outside advisors to provide additional information and analysis. Our Compensation Committee's charter lists the specific responsibilities of the committee and can be accessed without charge on the "Corporate Governance" tab of the "Investors" page of our website at www.deltaapparelinc.com.

During our fiscal year 2022, our Compensation Committee engaged compensation advisor FW Cook to conduct a market review of the compensation levels for the positions occupied by certain of our named executive officers.  FW Cook utilized the following peer group of nine companies in its analysis:

G-III Apparel Group, Ltd.	Gildan Activewear Inc.	Movado Group, Inc.	Oxford Industries, Inc.	Rocky Brands, Inc.
Superior Group of Companies, Inc.	Unifi, Inc.	Vera Bradley, Inc.	Vince Holding Corp., Inc.

Our Compensation Committee’s goal is to award compensation that is properly balanced when all elements of potential compensation are considered. Our Compensation Committee believes that the aggregate components of our executive compensation program provide a total compensation level that is sufficient to attract, retain, motivate and reward our executive officers.

Delta Apparel, Inc. - 27 - Proxy Statement

Company Management

Company management is responsible for developing and maintaining an effective compensation program throughout the Company and for administering the compensation programs decided upon by our Compensation Committee. Our Chief Executive Officer annually reviews the performance of each of our other named executive officers and provides input regarding the compensation of such named executive officers that is factored into the recommendations to our Compensation Committee. Decisions regarding the non-equity compensation of other employees are made by management while the equity compensation of such employees is approved by the Compensation Committee.

Base Salary

Base salary is paid to our executives in cash on a semi-monthly basis throughout the year and provides a minimum, fixed level of compensation. The base salary for each named executive officer is guided by the relative salary levels for comparable positions in the apparel industry, as well as the assessed potential of the executive, the executive's scope of responsibility, personal performance, experience and length of service to the Company. Each executive officer's base salary is reviewed annually and generally may be adjusted to reflect the Company's financial performance, any change in the executive officer's responsibilities, the executive officer's overall performance, inflation and other applicable factors.

During our 2022 fiscal year, Mr. Humphreys' base salary was increased from $780,000 to $850,000, and Mr. Stillwell's base salary was increased from $325,000 to $400,000. These salary increases are consistent with the employment agreement terms applicable to the respective executive. Mr. Humphreys' employment agreement with the Company provides that he will receive a base annual salary of at least $850,000, subject to upward adjustment at the discretion of our independent directors. Mr. Stillwell's employment agreement with the Company provides that he will receive a base salary of at least $315,000, subject to upward adjustment. Each of Ms. Walsh's (prior to her resignation) and Mr. Miller's employment agreements with the Company provide that they will receive a base annual salary of at least $400,000 and $450,000, respectively, with each subject to upward adjustment. Mr. Encalada Arjona, who does not have an employment agreement with the Company, had a base salary of $300,000 for fiscal year 2022.

Base salaries for each of our named executive officers as of our 2022 fiscal year ended October 1, 2022, were as follows:

Named Executive Officer Base Salaries

Fiscal Year Ended October 1, 2022

Executive Officer	Base Salary
Robert W. Humphreys	$850,000
Matthew J. Miller	$450,000
Simone C. Walsh	$400,000
Jeffery N. Stillwell	$400,000
Carlos E. Encalada Arjona	$300,000

Annual Cash Incentive Compensation (AIC)

Our named executive officers are eligible for annual cash incentive compensation (“AIC”) that provides for the payment of cash bonuses pursuant to our Short-Term Incentive Compensation Plan. Our Short-Term Incentive Compensation Plan is designed to motivate our named executive officers and other participating employees to achieve and exceed objective annual business performance goals and to reward those employees based on such achievement. Our Compensation Committee certifies that the performance goals have been achieved prior to the payment of any AIC. Our Short-Term Incentive Compensation Plan states that no participant shall receive compensation pursuant to the plan in excess of $1.5 million during any calendar year. Our Compensation Committee may, at its discretion, adjust the actual AIC paid.

Target Value

The overall AIC opportunity for each of our named executive officers varies depending upon the executive's position, with the target value defined as a certain dollar amount per individual. Our Compensation Committee considers compensation recommendations and information provided by our corporate human resources department, information regarding each executive's individual performance and responsibilities, and other applicable data to determine the appropriate target value for each executive. Prior to its amendment in January 2022, Mr. Humphreys' employment agreement with the Company provided that he would participate in the Company’s Short-Term Incentive Compensation Plan with a target value of $650,000 during fiscal year 2022. As previously disclosed on a Current Report on Form 8-K we filed with the SEC on January 18, 2022, Mr. Humphreys' target value for fiscal year 2023 will be increased to $750,000 per the terms of the most recently amended employment agreement. Ms. Walsh's agreement with the Company provided that she would participate with a target value of $150,000 for fiscal year 2022.

Delta Apparel, Inc. - 28 - Proxy Statement

The target AIC values for each of our named executive officers based on the Company's performance as a whole, or consolidated performance, in fiscal year 2022 were as follows:

Consolidated AIC Plan Target Values

Fiscal Year 2022

Executive Officer	Target Value
Robert W. Humphreys	$650,000
Matthew J. Miller	N/A(1)
Simone C. Walsh	$150,000
Jeffery N. Stillwell	$30,000
Carlos E. Encalada Arjona	$30,000
(1)	During fiscal year 2022, Mr. Miller did not participate in our Short-Term Incentive Compensation Plan due to joining the Company in April 2022 after over one-half of the fiscal year-based incentive period elapsed. However, in an effort to attract and retain executive management talent, our Compensation Committee approved a service-based cash incentive opportunity of $200,000 for Mr. Miller contingent upon him remaining employed with the Company through the filing of our Annual Report on Form 10-K for our 2022 fiscal year. For fiscal year 2023, Mr. Miller's employment agreement with the Company provides that he will participate in the Company's Short-Term Incentive Compensation Plan with a target value of $430,000.

We believe that focusing the executive team as a group on common financial performance goals results in greater long-term success for the Company. With the exception of Mr. Miller during fiscal year 2022 due to him joining the Company in April 2022 after over one-half of the fiscal year-based incentive period elapsed, our named executive officers each had cash incentive opportunities conditioned on the Company's achievement of objective financial goals. Under the AIC plan approved by our Compensation Committee for the 2022 fiscal year based on the Company's consolidated performance, our named executive officers' cash incentive opportunities were based on the Company's EBIT, along with a multiplier based on the Company's year-over-year sales growth (or decline) from fiscal year 2021 to 2022.

In establishing the EBIT threshold required to earn the target AIC value, our Compensation Committee considered, among other things, the consolidated operating performance across the business anticipated for the 2022 fiscal year. Our Compensation Committee approved scaled target value achievement for EBIT results between the minimum and maximum EBIT thresholds and, if minimum performance goals were not met by the Company, there was no guaranteed cash incentive payment.

Consolidated AIC Plan Results

The 2022 fiscal year AIC payments to each of our named executive officers based on the Company's consolidated EBIT and year-over-year sales growth (or decline) were as follows:

Consolidated AIC Plan Payments

Fiscal Year 2022

Executive Officer	Target Value	Payment
Robert W. Humphreys	$650,000	$1,500,000
Matthew J. Miller	N/A	N/A
Simone C. Walsh	$150,000	$375,000
Jeffery N. Stillwell	$30,000	$75,000
Carlos E. Encalada Arjona	$30,000	$75,000

Activewear AIC Plan

In addition to the above-referenced AIC opportunity based on the consolidated performance of the Company, Mr. Encalada Arjona was eligible for an AIC opportunity with a target value of $50,000 based solely on the performance of our Activewear business in fiscal year 2022 due to the substantial time that Mr. Encalada Arjona was expected to devote to our Activewear business during fiscal year 2022 in connection with his leadership role as Vice President of Manufacturing. Mr. Encalada Arjona's Activewear-specific AIC opportunity was based entirely on the EBIT achieved by our Activewear business in fiscal year 2022. If minimum EBIT thresholds were not met by our Activewear business, there was no guaranteed cash incentive payment for Mr. Encalada Arjona under the AIC opportunity.

Delta Apparel, Inc. - 29 - Proxy Statement

Salt Life AIC Plan

In addition to the above-referenced AIC opportunity based on the consolidated performance of the Company, Mr. Stillwell was eligible for an additional AIC opportunity with a target value of $130,000 based solely on the performance of our Salt Life business in fiscal year 2022. The Compensation Committee determined that it was in the best interest of the Company to provide Mr. Stillwell with this additional AIC opportunity due to the substantial time that Mr. Stillwell was expected to devote to our Salt Life business during fiscal year 2022 in connection with his leadership role in that business as President of our Salt Life Group segment. Mr. Stillwell's Salt Life-specific AIC opportunity was based on the EBIT achieved by our Salt Life business in fiscal year 2022, along with a multiplier based on Salt Life's year-over-year sales growth (or decline) from fiscal year 2021 to 2022. If minimum EBIT thresholds were not met by our Salt Life business, there was no guaranteed cash incentive payment for Mr. Stillwell.

Equity Incentive Compensation

Our named executive officers receive equity incentive compensation designed to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business and to link their compensation to the Company's long-term financial success. All equity awards are granted by our Compensation Committee with the aim of creating a meaningful opportunity for stock ownership based upon the executive’s current position and level of responsibility, the assessed potential of the executive, the executive’s performance, the executive’s other forms of compensation and total compensation, any other factors that are deemed relevant to accomplish the long-term goals of the Company and, as appropriate, the recommendation of the Chief Executive Officer and/or corporate human resources function.

All stock-based awards granted to our named executive officers in fiscal year 2022 were made under the Delta Apparel, Inc. 2020 Stock Plan ("2020 Stock Plan"), which was approved by our shareholders at our February 6, 2020, annual meeting of shareholders. Under the 2020 Stock Plan, our Compensation Committee has the authority to determine to whom awards may be granted and the size and type of each award and manner in which such awards will vest. The awards available consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other stock or cash awards. The 2020 Stock Plan limits the number of shares that may be covered by awards to any participant in a given calendar year and also limits the aggregate awards of restricted stock, restricted stock units and performance stock granted in a given calendar year.

With limited exceptions (such as awards intended to attract executive management talent and/or serve as employment retention vehicles), our general practice with respect to equity awards to our named executive officers other than our Chief Executive Officer has been to make regular equity incentive grants every other year that vest on a two-year schedule based on service and objective performance criteria. Consistent with this practice, our Compensation Committee made equity awards to Mr. Stillwell and Mr. Encalada Arjona on September 29, 2019, that were eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ended October 2, 2021, based on service and objective performance criteria, and also made equity awards to Mr. Stillwell and Mr. Encalada Arjona on October 3, 2021, and Ms. Walsh on December 15, 2021, that are, or were in the case of Ms. Walsh prior to her voluntary resignation from employment with the Company effective December 1, 2022, eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ending September 30, 2023, based on service and objective performance criteria. Our Compensation Committee made similar service-based and performance-based equity awards to Mr. Miller that vest on a one-year schedule and are discussed in detail in the following paragraphs. For fiscal years 2021 and 2022, Mr. Humphreys received equity awards that are eligible to vest on a one-year schedule based solely on service criteria, and these equity awards are also discussed in detail in the following paragraphs.

Chief Executive Officer

On May 11, 2020, the Company and Mr. Humphreys entered into a fifth amendment to Mr. Humphreys' employment agreement in connection with which Mr. Humphreys received a grant of 100,000 service-based restricted stock units eligible to vest in fiscal years 2021 and 2022 subject to Mr. Humphreys' continued service from the grant date until the vesting date. One-half of such service-based awards were eligible to vest upon the filing of our Annual Report on Form 10-K for our 2021 fiscal year and the other half of such service-based awards were eligible to vest upon the filing of our Annual Report on Form 10-K for our 2022 fiscal year.

On January 13, 2022, the Company and Mr. Humphreys entered into a sixth amendment to Mr. Humphreys' employment agreement in connection with which Mr. Humphreys received a grant of 84,000 service-based restricted stock units eligible to vest in fiscal years 2023 and 2024 subject to Mr. Humphreys' continued service from the grant date until the vesting date. One-half of such service-based awards are eligible to vest upon the filing of our Annual Report on Form 10-K for our 2023 fiscal year and the other half of such service-based awards are eligible to vest upon the filing of our Annual Report on Form 10-K for our 2024 fiscal year. Any vested units are payable in shares of Company stock equal to one-half of the value of the aggregate number of such vested units and a cash payment equal to one-half of the value of the aggregate number of such vested units.

Delta Apparel, Inc. - 30 - Proxy Statement

With respect to the 50,000 service-based restricted stock units in which Mr. Humphreys vested in connection with his continued service until the vesting date in fiscal year 2021, Mr. Humphreys received shares of Company stock equal to the number of such vested units. With respect to the 50,000 service-based restricted stock units in which Mr. Humphreys vested in connection with his continued service until the vesting date in fiscal year 2022, Mr. Humphreys received shares of Company stock equal to the number of such vested units.

Other Named Executive Officers

On February 5, 2020, Mr. Stillwell was awarded 16,000 service-based restricted stock units that were eligible to vest if Mr. Stillwell remained employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2022 fiscal year. These service-based awards were intended to serve as an employment retention vehicle and to further align Mr. Stillwell's interests with those of our shareholders. Mr. Stillwell satisfied the applicable service criteria and the vested units were paid in shares of Company stock equal to the value of the aggregate number of such vested units.

On October 3, 2021, Mr. Stillwell was awarded 5,000 service-based restricted stock units and 5,000 performance units, Mr. Encalada Arjona was awarded 2,500 service-based restricted stock units and 2,500 performance units, and on December 15, 2021, Ms. Walsh was awarded 5,000 service-based restricted stock units and 5,000 performance units. The service-based awards consist of restricted stock units that are eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ending September 30, 2023, subject to each named executive officer's continued service from the grant date until the vesting date. The performance units awarded are eligible to vest based on our average ROCE for the two-year period ending September 30, 2023, with pro rata unit vesting applicable if the actual two-year average ROCE is between the minimum and maximum ROCE performance thresholds. Any vested units are payable in shares of Company stock equal to one-half of the value of the aggregate number of such vested units and a cash payment equal to one-half of the value of the aggregate number of such vested units. No tax assistance is provided under this award, but each executive may elect for the Company to deduct from any shares vesting an amount sufficient to satisfy tax liability. Ms. Walsh subsequently forfeited her service-based restricted stock units and performance units due to her December 1, 2022, voluntary resignation from the Company.

On December 15, 2021, Ms. Walsh was also awarded 5,000 service-based restricted stock units which were eligible to vest if she remained employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2022 fiscal year. These service-based awards were intended to serve as an employment retention vehicle and to further align Ms. Walsh's interests with those of our shareholders. Ms. Walsh satisfied the applicable service criteria and the vested units were paid in shares of Company stock equal to the value of the aggregate number of such vested units. Lastly, on December 15, 2021, Ms. Walsh was awarded 13,000 service-based restricted stock units, which were eligible to vest if she remained employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year. Ms. Walsh subsequently forfeited her 13,000 service-based restricted stock units due to her December 1, 2022, voluntary resignation from the Company.

On January 13, 2022, Mr. Stillwell and Mr. Encalada Arjona were each awarded 13,000 service-based restricted stock units, all of which are eligible to vest if each executive remains employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year. These service-based awards are intended to serve as an employment retention vehicle and to further align each executive's interests with those of our shareholders. Any vested units will be paid in shares of Company stock equal to the value of the aggregate number of such vested units. No tax assistance is provided under this award, but each executive may elect for the Company to deduct from any shares vesting an amount sufficient to satisfy tax liability.

On April 25, 2022, Mr. Miller was awarded 10,000 service-based restricted stock units which were eligible to vest if he remained employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2022 fiscal year. These service-based awards were intended to serve as an employment retention vehicle and to further align Mr. Miller's interests with those of our shareholders. Mr. Miller satisfied the applicable service criteria and the vested units were paid in shares of Company stock equal to the value of the aggregate number of such vested units. No tax assistance was provided under this award, but Mr. Miller had the option to elect for the Company to deduct from any shares vesting an amount sufficient to satisfy tax liability. Also on April 25, 2022, Mr. Miller was awarded 10,000 service-based restricted stock units and 10,000 performance units. The service-based awards consist of restricted stock units that are eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our 2023 fiscal year, subject to Mr. Miller's continued service from the grant date until the vesting date. The performance units awarded are eligible to vest based on our ROCE for the 2023 fiscal year, with pro rata unit vesting applicable if the actual ROCE is between the minimum and maximum ROCE performance thresholds. Any vested units are payable in shares of Company stock equal to one-half of the value of the aggregate number of such vested units and a cash payment equal to one-half of the value of the aggregate number of such vested units. No tax assistance is provided under this award, but Mr. Miller may elect for the Company to deduct from any shares vesting an amount sufficient to satisfy tax liability.

Lastly, Mr. Miller was awarded an additional 10,000 service-based restricted stock units and 10,000 performance units on April 25, 2022. The service-based awards are eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year, subject to Mr. Miller's continued service from the grant date until the vesting date. The performance units awarded are eligible to vest based on our ROCE for the 2024 fiscal year, with pro rata unit vesting applicable if the actual ROCE is between the minimum and maximum ROCE performance thresholds. Any vested units are payable in shares of Company stock equal to one-half of the value of the aggregate number of such vested units and a cash payment equal to one-half of the value of the aggregate number of such vested units. No tax assistance is provided under this award, but Mr. Miller may elect for the Company to deduct from any shares vesting an amount sufficient to satisfy tax liability.

Delta Apparel, Inc. - 31 - Proxy Statement

Other Employee Benefits

Excluding Mr. Encalada Arjona, who receives the same employee benefits generally available to all of our full-time employees in Mexico, our named executive officers receive the same employee benefits generally available to all of our full-time employees in the United States, including health, dental and vision insurance and eligibility to participate in the Company's Savings and Investment Plan established pursuant to Internal Revenue Code ("IRC") Section 401(k) ("401(k) Plan"). We provide our named executive officers with the same 401(k) Plan matching benefit offered to all participating employees of the Company. We do not maintain any deferred compensation or supplemental executive retirement plans.

Employment Agreements

We compete for executive talent and believe that agreements providing severance and other protections play an important role in attracting and retaining key executives. With the exception of Mr. Encalada Arjona, we have entered into employment agreements with all named executive officers and other selected senior executives and key managers.

Robert W. Humphreys, our Chairman and Chief Executive Officer, has an employment agreement with the Company dated June 12, 2009, which was subsequently amended on August 17, 2011, June 6, 2012, December 5, 2014, April 27, 2017, May 11, 2020, and January 13, 2022.  Mr. Miller and Mr. Stillwell are each party to an employment agreement with the Company dated April 4, 2022, and January 1, 2022, respectively.

Employment Agreement with Chief Executive Officer

The base annual salary and base participation levels in the Company’s Short-Term Incentive Compensation Plan to which Mr. Humphreys was entitled in fiscal year 2022 pursuant to his employment agreement are set forth in the above sections entitled "Base Salary" and "Annual Cash Incentive Compensation (AIC)", respectively. Mr. Humphreys' employment agreement also provides that his base participation level in the Short-Term Incentive Compensation Plan for fiscal years 2023 and 2024 will be $750,000, with a maximum payout of $1,500,000 for any single fiscal year. The calculation of Mr. Humphreys’ compensation under the Short-Term Incentive Compensation Plan will be the same as conducted annually for the other participants in the plan.

Mr. Humphreys' employment agreement provides that he is eligible to participate in the 2020 Stock Plan. The equity award opportunity to which Mr. Humphreys was entitled in fiscal year 2022 and the equity award opportunities to which Mr. Humphreys is entitled in fiscal years 2023 and 2024, all pursuant to his employment agreement, are set forth in the above section entitled "Equity Incentive Compensation". With respect to all of Mr. Humphreys' outstanding equity awards, in the event that he is terminated other than for Cause (as defined in the agreement), Mr. Humphreys will receive the full equity award for the fiscal year in which his employment is terminated.

Mr. Humphreys is entitled to receive such perquisites as may be provided by the Company from time to time to executives in comparable positions, if any, and such other benefits as are customarily available to executives of the Company.

Mr. Humphreys' agreement requires that he give the Company 180 days’ prior written notice of his voluntary termination of employment. The Company may terminate Mr. Humphreys’ employment with or without cause upon written notice. If the Company terminates Mr. Humphreys’ employment without Cause (as defined in the agreement) or Mr. Humphreys terminates his employment because of a material breach of the agreement by the Company, the Company, for a period of 12 months, will continue to pay Mr. Humphreys’ base salary, will pay an amount equal to 100% of his AIC amount received for the most recent full fiscal year prior to termination, and will continue to provide the life, health, and disability benefits provided to other executives during such 12-month period. The agreement provides for six months of base salary continuation to Mr. Humphreys’ estate following his death and for base salary and benefits continuation for six months following termination of employment because of disability.

If within one year of a Change of Control (as defined in the agreement), Mr. Humphreys terminates his employment for Good Reason (as defined in the agreement) or the Company terminates Mr. Humphreys’ employment for any reason other than Cause (as defined in the agreement), death, or disability, then the Company must pay to Mr. Humphreys (i) an amount equal to his annual base salary in effect on the termination date, (ii) an amount equal to the full amount of the cash incentive compensation received for the most recent full fiscal year prior to termination, (iii) all benefits under the Company’s various welfare and benefit plans for 12 months after the date of termination at levels and rates substantially equal to those applicable to him prior to such termination, and (iv) outplacement assistance.

Mr. Humphreys' agreement contains an IRC Section 280G “golden parachute payment savings clause” that reduces severance payments if the total amount of payments he would receive from the Company would require the Company to report an excess parachute payment.

Delta Apparel, Inc. - 32 - Proxy Statement

During the term of Mr. Humphreys’ agreement and for 12 months from the date of the termination of his employment, Mr. Humphreys is generally prohibited from directly or indirectly competing with the Company by providing to any company that is in a competing business services substantially similar to the services provided by him at the time of termination. A competing business is defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear apparel in the United States. The agreement also includes non-solicitation provisions that apply to employees, customers and suppliers during the term of Mr. Humphreys’ employment and generally for a period of two years from expiration of the term of the agreement or termination of employment, as well as non-disclosure and non-disparagement provisions.

Mr. Humphreys' agreement continues until the date of the filing with the SEC of our Annual Report on Form 10-K for our fiscal year 2024.

Employment Agreements with Chief Financial Officer and President, Delta Group

The Company's employment agreements with Ms. Walsh and Mr. Miller are essentially identical with the exception of job titles, minimum base salaries set forth in the above section entitled "Base Salary", fiscal year 2022 cash incentive opportunities and bonuses, and equity award provisions, all of which are discussed below.

Prior to her voluntary resignation effective December 1, 2022, the Company's employment agreement with Ms. Walsh entitled her to (i) the minimum base salary set forth in the above section entitled "Base Salary" (subject to upward adjustment), (ii) a one-time cash signing bonus of $100,000, (iii) participate in the Company’s Short-Term Incentive Compensation Plan at the same level of participation as other similarly-situated executives, with a target value of $150,000 for fiscal year 2022, as discussed above, and (iv) receive such other benefits as are generally available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits. The calculation of Ms. Walsh’s compensation under the Short-Term Incentive Compensation Plan was the same as conducted annually for the other participants in the plan.

Ms. Walsh's employment agreement also provided that she was eligible to participate in the 2020 Stock Plan. The equity award opportunity to which Ms. Walsh was entitled in fiscal year 2022 and was entitled to in fiscal years 2023 and 2024 pursuant to her employment agreement are set forth in the above section entitled "Equity Incentive Compensation". With respect to all of Ms. Walsh's outstanding equity awards, in the event that she was terminated other than for Cause (as defined in the agreement), and subject to satisfaction of the applicable performance criteria, Ms. Walsh would receive the full equity award for the fiscal year in which her employment is terminated.

The Company's employment agreement with Mr. Miller entitles him to (i) the minimum base salary set forth in the above section entitled "Base Salary" (subject to upward adjustment), (ii) a one-time service-based cash incentive opportunity of $200,000 contingent upon him remaining employed with the Company through the filing of our Annual Report on Form 10-K for our 2022 fiscal year, (iii) participate in the Company’s Short-Term Incentive Compensation Plan at the same level of participation as other similarly-situated executives, with a target value not less than $400,000 for fiscal years 2023 and 2024, and (iv) receive such other benefits as are generally available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits. The calculation of Mr. Miller's compensation under the Short-Term Incentive Compensation Plan will be the same as conducted annually for the other participants in the plan.

In each of Ms. Walsh's and Mr. Miller's agreements, if the executive passes away during the term of his or her agreement, the Company will continue to pay the base salary in effect at the time of death to his or her estate for six months. If the executive becomes disabled (as defined in the agreement) during the term of his or her agreement and the Company terminates his or her employment, he or she will continue to receive base salary and benefits for a period of six months from the date of termination.

The Company may terminate either executive's employment with or without cause upon written notice, and the executive may terminate his or her employment with the Company upon 60 days' prior written notice. If the Company terminates either executive's employment without Cause (as defined in his or her agreement) or does not extend the employment relationship after the expiration of the agreement, or the executive terminates his or her employment as a result of an uncured material breach of the agreement by the Company, and in each case no Change of Control (as defined in the agreement) has occurred, the executive is entitled to receive an amount equal to his or her annual base salary and the cash incentive compensation he or she received for the most recent fiscal year prior to termination, and, to the extent permitted under the applicable benefit plans and IRC Section 409A, group life and disability coverage and Company-funded medical insurance under COBRA (less the amounts active employees are required to pay for medical insurance) for 12 months. The receipt of these amounts and benefits is conditioned upon the executive's execution of a release meeting specified criteria.

If within one year after a Change of Control (as defined in the agreement), the executive terminates employment for Good Reason (as defined in the agreement) or the Company terminates the executive's s employment for any reason other than Cause (as defined in the agreement), death or disability, the executive is entitled to receive a lump-sum amount equal to his or her annual base salary as of the date of termination and the greater of the executive's base participation level in the Company’s Short-Term Incentive Compensation Plan or the cash incentive compensation the executive received for the most recent fiscal year prior to termination. The Company will also provide outplacement assistance and, to the extent permitted under the applicable benefit plans and IRC Section 409A, Company-funded medical insurance under COBRA and, as available, continued coverage under the Company's various other welfare and benefit plans in effect at the time of termination for 12 months. The foregoing termination payments are subject to reduction to avoid constituting an "excess parachute payment" under IRC Section 280G, and each executive's agreement conditions the receipt of these amounts and benefits upon his or her execution of a release meeting specified criteria.

Delta Apparel, Inc. - 33 - Proxy Statement

During the term of each executive's agreement and for a period of four months after the expiration of his or her agreement or termination of employment, each executive is subject to non-competition restrictions. In addition, during the term of each executive's agreement and for a period of one year after expiration of his or her agreement or termination of employment, each executive is subject to non-solicitation restrictions.

The term for each executive’s agreement expires on December 31, 2024, and each agreement also restricts the executive from disparaging the Company and from disclosing the Company's confidential information.

Employment Agreement with President, Salt Life Group

The Company's employment agreement with Mr. Stillwell entitles the executive to (i) the minimum base salary set forth in the above section entitled "Base Salary" (subject to upward adjustment), (ii) participate in the Company’s Short-Term Incentive Compensation Plan, and (iii) receive such other benefits as are generally available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits. The term of Mr. Stillwell's agreement expires on December 31, 2024.

If the executive passes away during the term of his agreement, the Company will continue to pay the base salary in effect at the time of death to his estate for six months. If the executive becomes disabled (as defined in the agreement) during the term of his agreement and the Company terminates his employment, he will continue to receive base salary and benefits for a period of six months from the date of termination.

The Company may terminate the executive's employment with or without cause upon written notice, and the executive may terminate employment with the Company upon 60 days' prior written notice. If the Company terminates the executive's employment without Cause (as defined in the agreement), or the executive terminates employment as a result of an uncured material breach of the agreement by the Company, and in each case no Change of Control (as defined in the agreement) has occurred, the executive is entitled to receive an amount equal to his annual base salary and the cash incentive compensation he received for the most recent fiscal year prior to termination, and, to the extent permitted under the applicable benefit plans and IRC Section 409A, group life and disability coverage and Company-funded medical insurance under COBRA (less the amounts active employees are required to pay for medical insurance) for 12 months. The receipt of these amounts and benefits is conditioned upon the executive's execution of a release meeting specified criteria.

If within one year after a Change of Control (as defined in the agreement), the executive terminates his employment for Good Reason (as defined in the agreement) or the Company terminates the executive's employment for any reason other than Cause (as defined in the agreement), death or disability, the executive is entitled to receive a lump-sum amount equal to his annual base salary as of the date of termination and the cash incentive compensation he received for the most recent fiscal year prior to his termination. The Company will also provide outplacement assistance and, to the extent permitted under the applicable benefit plans and IRC Section 409A, Company-funded medical insurance under COBRA and, as available, continued coverage under the Company's various other welfare and benefit plans in effect at the time of termination for 12 months. The foregoing termination payments are subject to reduction to avoid constituting an "excess parachute payment" under IRC Section 280G, and the executive's agreement conditions the receipt of these amounts and benefits upon his execution of a release meeting specified criteria.

During the term of Mr. Stillwell's agreement and for a period of four months after the expiration of his agreement or termination of his employment, he is subject to non-competition restrictions. In addition, during the term of the executive's agreement and for a period of one year after expiration of his agreement or termination of his employment, he is subject to non-solicitation restrictions.

Mr. Stillwell's agreement also restricts him from disparaging the Company and from disclosing the Company's confidential information.

Delta Apparel, Inc. - 34 - Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table provides summary information concerning the compensation paid to or earned by our named executive officers for each of the last two completed fiscal years. Narrative disclosure discussing our named executive officers' base salaries, annual cash incentive compensation and equity incentive compensation is set forth on pages 28-32 of the Executive Compensation section and is incorporated herein by reference.

Summary Compensation

Fiscal Years 2022 and 2021

		Salary	Bonus		Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)		($) (1)		($)	($) (2)	($) (3)	($)
Robert W. Humphreys	2022	$832,500	$—		$2,764,440	(4)	$—	$1,500,000	$9,719	$5,106,659
Chairman and Chief Executive Officer	2021	$780,000	$—		$—		$—	$1,500,000	$11,050	$2,291,050
(Principal Executive Officer)

Simone C. Walsh*	2022	$316,667	$100,000	(5)	$779,800	(6)	$—	$375,000	$867	$1,572,334
Chief Financial Officer	2021	$—	$—		$—		$—	$—	$—	$—
(Principal Financial Officer)

Matthew J. Miller	2022	$187,500	$250,000	(7)	$1,507,500	(8)	$—	$—	$3,750	$1,948,750
President, Delta Group	2021	$—	—		$—		$—	$—	$—	$—

Jeffery N. Stillwell	2022	$334,375	$—		$702,330	(9)	$—	$400,000	$10,250	$1,446,955
President, Salt Life Group	2021	$325,000	$—		$—		$—	$400,000	$9,750	$734,750

Carlos E. Encalada Arjona	2022	$300,000	$—		$137,250	(10)	$—	$200,000	$—	$637,250
Vice President of Manufacturing	2021	$258,000	$—		$—		$—	$200,000	$—	$458,000

(1)

Amounts do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value of restricted stock units and/or performance units computed in accordance with FASB ASC Topic 718, and which the executive is or was eligible to earn in ensuing periods based on service and/or the Company's achievement of performance results. The assumptions used for purposes of the valuation of the stock awards are described more fully in Note 12 of the financial statements in our Annual Report on Form 10-K for the fiscal year ended October 1, 2022, as filed with the SEC.

(2)

This column reflects the amounts earned by the named executive officer in the applicable periods pursuant to the Company’s Short-Term Incentive Compensation Plan under the consolidated AIC plan opportunity. For Mr. Stillwell, this amount also includes the payment earned pursuant to his AIC plan opportunity based on the performance of our Salt Life business set forth in the above section entitled "Annual Cash Incentive Compensation (AIC)". For Mr. Encalada Arjona, this amount also includes the payment earned pursuant to his AIC plan opportunity based on the performance of our Activewear business set forth in the above section entitled "Annual Cash Incentive Compensation (AIC)."

(3)

Named executive officers are eligible for health insurance and 401(k) Plan benefits at the same level and subject to the same conditions as provided to all other eligible employees. The amounts shown represent the Company’s matching contributions made to each named executive officer’s 401(k) Plan account. Perquisites to each of our named executive officers did not exceed $10,000 in each of the last two completed fiscal years.

(4)	The amount shown reflects the grant date fair value of 84,000 service-based restricted stock units granted on January 13, 2022, that have not yet been realized by Mr. Humphreys and are eligible to vest upon the filing of our Annual Report on Form 10-K for our 2023 and 2024 fiscal years.
(5)	The amount shown reflects a one-time cash signing bonus provided at the time of Ms. Walsh's initial hire pursuant to her employment agreement.
(6)	The amount shown reflects the aggregate grant date fair value of three separate equity awards each granted on December 15, 2021, only one of which was realized by Ms. Walsh. The award that was realized had a grant date fair value of $139,900 and was a service-based award that covered the period ended October 1, 2022, with a vesting date value of $69,950. The second award, which was forfeited by Ms. Walsh, had a grant date fair value of $278,500 and covered the approximate two-year period ending September 30, 2023. This award contained both a service-based and performance-based component, with the performance unit awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Ms. Walsh would have been $348,125. The third award, which was forfeited by Ms. Walsh, was a service-based award and covered an approximately three-year period. This award had a grant date fair value of $362,050. As a result of her December 1, 2022, voluntary resignation from the Company, Ms. Walsh is no longer eligible for the second and third awards.

Delta Apparel, Inc. - 35 - Proxy Statement

(7)	The amount shown reflects a one-time $50,000 discretionary cash bonus provided to Mr. Miller for the 2022 fiscal year along with payment of the service-based cash incentive of $200,000 for Mr. Miller contingent upon him remaining employed with the Company through the filing of our Annual Report on Form 10-K for our 2022 fiscal year, which is discussed in detail in the Executive Compensation section of this Proxy Statement.
(8)	The amount shown reflects the aggregate grant date fair value of three separate equity awards each granted on April 25, 2022, only one of which has been realized by Mr. Miller. The award that has been realized had a grant date fair value of $301,500 and was a service-based award that covered the period ended October 1, 2022, with a vesting date value of $139,500. The second award, which has not been realized by Mr. Miller, had a grant date fair value of $603,000 and covers the period ending September 30, 2023. This award contains both a service-based and performance-based component, with the performance unit awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Miller would have been $753,750. The third award, which has not been realized by Mr. Miller, had a grant date fair value of $603,000 and covers the period ending September 28, 2024. This award contains both a service-based and performance-based component, with the performance unit awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Miller would have been $753,750.
(9)	The amount shown reflects the aggregate grant date fair value of two separate equity awards, neither of which have been realized by Mr. Stillwell. One award has a grant date fair value of $274,500 and covers the two-year period ending September 30, 2023. This award contains both a service-based and performance-based component, with the performance unit awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Stillwell would have been $343,125. The second award included in the amount shown is a service-based award and covers an approximately three-year period. This award has a grant date fair value of $427,830, and Mr. Stillwell is eligible to vest in it if he remains employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year.
(10)	This equity award not yet realized by Mr. Encalada Arjona has a grant date fair value of $137,250 and covers the two-year period ending September 30, 2023. This award contains both a service-based and performance-based component, with the performance unit awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount of this award was calculated assuming the highest level of performance conditions was met, the grant date fair value of this award to Mr. Encalada Arjona would have been $171,563.
*	Ms. Walsh voluntarily resigned as Vice President, Chief Financial Officer and Treasurer of the Company effective December 1, 2022.

Delta Apparel, Inc. - 36 - Proxy Statement

Outstanding Equity Awards

The following table provides information concerning unvested equity awards (including restricted stock units and performance units) granted to our named executive officers that were outstanding as of October 1, 2022, the last day of our 2022 fiscal year.

Outstanding Equity Awards

Fiscal Year Ended October 1, 2022

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)		($) (1)	(#)		($) (1)
Robert W. Humphreys	50,000	(2)	$699,500	—		$—
	42,000	(3)	$587,580	—		$—
	42,000	(3)	$587,580	—		$—

Simone C. Walsh*	5,000	(4)	$69,950	—		$—
	5,000	(5)	$69,950	2,500	(6)	$34,975
	13,000	(7)	$181,870	—		$—

Matthew J. Miller	10,000	(4)	$139,900	—		$—
	10,000	(5)	$139,900	5,000	(8)	$69,950
	10,000	(7)	$139,900	5,000	(9)	$69,950

Jeffery N. Stillwell	16,000	(4)	$223,840	—		$—
	5,000	(5)	$69,950	2,500	(6)	$34,975
	13,000	(7)	$181,870	—		$—

Carlos E. Encalada Arjona	2,500	(5)	$34,975	1,250	(6)	$17,488

(1)

The market value is calculated by multiplying the number of share units by $13.99, the closing price of Delta Apparel, Inc.'s common stock on September 30, 2022 (the last trading day of our 2022 fiscal year).

(2)	In accordance with the fifth amendment to Mr. Humphreys' employment agreement, he received 100,000 service-based restricted stock units, with these 50,000 units eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2022 fiscal year, subject to Mr. Humphreys remaining employed with the Company through such date. Mr. Humphreys vested in the full amount of these service-based restricted stock units and received shares of Delta Apparel, Inc. common stock equal to the aggregate number of such vested units.
(3)	In accordance with the sixth amendment to Mr. Humphreys' employment agreement, he received 84,000 service-based restricted stock units, with 42,000 units eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2023 fiscal year, subject to Mr. Humphreys remaining employed with the Company through such date, and 42,000 units eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2024 fiscal year, subject to Mr. Humphreys remaining employed with the Company through such date.
(4)	These stock-based awards, granted under the 2020 Stock Plan, are service-based restricted stock units that were eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2022, subject to the executive remaining employed with the Company through such date. Each executive vested in the full amount of these service-based restricted stock units and received shares of Delta Apparel, Inc. common stock equal to the aggregate number of such vested restricted stock units.
(5)	These stock-based awards, granted under the 2020 Stock Plan, are service-based restricted stock units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2023, subject to the executive remaining employed with the Company through such date. Ms. Walsh subsequently forfeited these service-based restricted stock units as a result of her December 1, 2022, voluntary resignation from employment with the Company.
(6)	These stock-based awards, granted under the 2020 Stock Plan, are performance units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2023 based on our performance in fiscal years 2022 and 2023. The amount shown reflects the number of performance units that would vest if minimum performance goals are met in fiscal years 2022 and 2023. If target performance goals are met in fiscal years 2022 and 2023, Ms. Walsh would have been eligible to receive 5,000 shares, Mr. Stillwell would be eligible to receive 5,000 shares, and Mr. Encalada Arjona would be eligible to receive 2,500 shares. The maximum amount of shares that Ms. Walsh could receive pursuant to the award was 7,500 shares, the maximum amount of shares that Mr. Stillwell can receive pursuant to the award is 7,500 shares, and the maximum amount of shares that Mr. Encalada Arjona can receive pursuant to the award is 3,750 shares. Ms. Walsh subsequently forfeited these performance-based restricted stock units as a result of her December 1, 2022, voluntary resignation from employment with the Company.
(7)	These stock-based awards, granted under the 2020 Stock Plan, are service-based restricted stock units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2024, subject to the executive remaining employed with the Company through such date. Ms. Walsh subsequently forfeited these service-based restricted stock units as a result of her December 1, 2022, voluntary resignation from employment with the Company.

Delta Apparel, Inc. - 37 - Proxy Statement

(8)	These stock-based awards, granted under the 2020 Stock Plan, are performance units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2023 based on our performance in fiscal year 2023. The amount shown reflects the number of performance units that would vest if minimum performance goals are met in fiscal year 2023. If target performance goals are met in fiscal year 2023, Mr. Miller would be eligible to receive 10,000 shares. The maximum amount of shares that Mr. Miller can receive pursuant to the award is 15,000 shares.
(9)	These stock-based awards, granted under the 2020 Stock Plan, are performance units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year 2024 based on our performance in fiscal year 2024. The amount shown reflects the number of performance units that would vest if minimum performance goals are met in fiscal year 2024. If target performance goals are met in fiscal year 2024, Mr. Miller would be eligible to receive 10,000 shares. The maximum amount of shares that Mr. Miller can receive pursuant to the award is 15,000 shares.
*	Ms. Walsh voluntarily resigned as Vice President, Chief Financial Officer and Treasurer of the Company effective December 1, 2022.

Delta Apparel, Inc. - 38 - Proxy Statement

Potential Payments Upon Termination or Change in Control

The following table and additional information below are a summary setting forth potential severance payments and benefits provided for in each named executive officer's employment agreement or other compensation arrangement, assuming termination of employment or a change in control occurred on October 1, 2022, the last day of our 2022 fiscal year. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s common stock and the executive’s age. These benefits are in addition to benefits available generally to salaried employees upon termination. Each named executive officer's employment agreement (excluding Mr. Encalada Arjona) requires the executive to comply with certain confidentiality, non-disparagement, non-solicitation and non-competition provisions, which are summarized on pages 32-34 of the Executive Compensation section and incorporated herein by reference.

Potential Payments Upon Termination or Change in Control

Fiscal Year Ended October 1, 2022

	Before Change in Control Termination Without Cause or For Company Breach	After Change in Control Termination Without Cause or For Good Reason	Change in Control Without Termination	Termination Due to Death		Termination Due to Disability		Voluntary Termination Due to Retirement
Executive	($)	($)	($)	($)		($)		($)
Robert W. Humphreys
Base Salary	$850,000	$850,000	$—	$425,000		$425,000		$—
Non-Equity Incentive Compensation	$1,500,000	$1,500,000	$—	$1,500,000	(1)	$1,500,000	(1)	$1,500,000	(1)
Equity Awards (2)	$699,500	$1,874,660	$1,874,660	$1,874,660		$1,874,660		$—
Insurance Benefits	$4,753	$4,753	$—	$—		$2,377		$—
Outplacement Services	$—	$5,000	$—	$—		$—		$—
	$3,054,253	$4,234,413	$1,874,660	$3,799,660		$3,802,037		$1,500,000
Simone C. Walsh*
Base Salary	$400,000	$400,000	$—	$200,000		$200,000		$—
Non-Equity Incentive Compensation	$—	$—	$—	$375,000	(1)	$375,000	(1)	$—
Equity Awards (2)	$69,950	$391,720	$391,720	$391,720		$391,720		$—
Insurance Benefits	$—	$—	$—	$—		$—		$—
Outplacement Services	$—	$5,000	$—	$—		$—		$—
	$469,950	$796,720	$391,720	$966,720		$966,720		$—
Matthew J. Miller
Base Salary	$450,000	$450,000	$—	$225,000		$225,000		$—
Non-Equity Incentive Compensation	$—	$—	$—	$—		$—		$—
Equity Awards (2)	$—	$699,500	$699,500	$699,500		$699,500		$—
Insurance Benefits	$—	$—	$—	$—		$—		$—
Outplacement	$—	$5,000	$—	$—		$—		$—
	$450,000	$1,154,500	$699,500	$924,500		$924,500		$
Jeffery N. Stillwell
Base Salary	$400,000	$400,000	$—	$200,000		$200,000		$—
Non-Equity Incentive Compensation	$400,000	$400,500	$—	$400,000	(1)	$400,000	(1)	$—
Equity Awards (2)	$—	$545,610	$545,610	$545,610		$545,610		$—
Insurance Benefits	$4,753	$4,753	$—	$—		$2,377		$—
Outplacement Services	$—	$5,000	$—	$—		$—		$—
	$804,753	$1,355,363	$545,610	$1,145,610		$1,147,987		$—
Carlos E. Encalada Arjona (3)
Base Salary	$—	$—	$—	$—		$—		$—
Non-Equity Incentive Compensation	$—	$—	$—	$200,000	(1)	$200,000	(1)	$—
Equity and Awards (2)	$—	$69,950	$69,950	$69,950		$69,950		$—
Insurance Benefits	$—	$—	$—	$—		$—		$—
Outplacement Services	$—	$—	$—	$—		$—		$—
	$—	$69,950	$69,950	$269,950		$269,950		$—

Delta Apparel, Inc. - 39 - Proxy Statement

(1)	Pursuant to the Company's Short-Term Incentive Compensation Plan and assuming termination on October 1, 2022, if an executive ceases to be an employee of the Company or one of its subsidiaries due to the executive's death, permanent and total disability, or retirement (provided that the executive is at least age 62), the executive shall be entitled to receive the non-equity incentive compensation earned through the date of departure from the Company.
(2)	Amount includes value received under the 2020 Stock Plan. The value of payments is based upon the closing price of Delta Apparel Inc.'s common stock on September 30, 2022 (the last trading day of our 2022 fiscal year).
(3)	Mr. Encalada Arjona is the only named executive officer employed in Mexico. Mr. Encalada Arjona does not have an employment agreement with the Company. Pursuant to Mexican law, if Mr. Encalada Arjona was terminated, he would be entitled to statutory severance payments and other termination benefits generally available to all Mexico salaried employees.
*	Ms. Walsh voluntarily resigned as Vice President, Chief Financial Officer and Treasurer of the Company effective December 1, 2022.

Payments Made Upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination; and

•	amounts accrued and vested under the Company’s 401(k) Plan.

Payments Made Upon Retirement

The Company does not currently offer additional benefits upon retirement other than the benefits available to any employee leaving the Company. The 2020 Stock Plan does not include provisions for vesting based upon retirement. The Company's Short-Term Incentive Compensation Plan provides that unless the Compensation Committee expressly provides otherwise, if the executive ceases to be an employee of either the Company or one of its subsidiaries during the performance period applicable to an award granted to the executive under the Short-Term Incentive Compensation Plan due to the executive's retirement (provided that the executive is at least age 62), the executive shall be entitled to a percentage portion of the payment, if any, that the executive would have been entitled to had the executive remained employed by the Company or one of its subsidiaries throughout the performance period, where the percentage shall be the percentage of the performance period during which the executive was an employee of the Company or one of its subsidiaries.

Payments Made Upon Involuntary Termination for Cause

In the event any named executive officer is terminated for Cause (as defined by his or her employment agreement), the executive is not entitled to receive any payments other than those payments identified under the heading “Payments Made Upon Any Termination” above.

Payments Made Upon Involuntary Termination Without Cause

As a result of employment agreements entered into by the Company with the named executive officers, with the exception of Mr. Encalada Arjona who does not have an employment agreement, in the event that a named executive officer’s employment is involuntarily terminated without Cause (as defined by his or her employment agreement), or a named executive officer terminates his or her employment because of a material breach by the Company of his or her employment agreement, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•

in the case of Mr. Humphreys, 12 months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination in 12 equal monthly installments (to the extent permitted under IRC Section 409A). In addition, the full award of service-based restricted stock units (granted pursuant to the 2020 Stock Plan) related to the fiscal year in which Mr. Humphreys’ employment is terminated will immediately and automatically vest;

•	in the case of Ms. Walsh (prior to her resignation), 12 months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination in 12 equal monthly installments (to the extent permitted under IRC Section 409A). In addition, the full equity award (granted pursuant to the 2020 Stock Plan) related to the fiscal year in which Ms. Walsh's employment is terminated will immediately and automatically vest, subject to applicable performance criteria;

•

in the case of Mr. Miller and Mr. Stillwell, 12 months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination in 12 equal monthly installments (to the extent permitted under IRC Section 409A); and

•	continuation of group life, disability and medical insurance coverage for 12 months in the case of Mr. Humphreys, Ms. Walsh (prior to her resignation), Mr. Miller and Mr. Stillwell at levels and rates equal to those provided to other executive-level employees during such applicable period.

Delta Apparel, Inc. - 40 - Proxy Statement

Payments Made Upon a Change in Control

As discussed in detail in the Executive Compensation section, the employment agreements entered into by the Company with the named executive officers, along with the 2020 Stock Plan, contain change-in-control provisions. The benefits available under such provisions, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•	in the case of Mr. Humphreys, whether or not termination results from the change in control, all restrictions on restricted stock units will terminate and all other terms and conditions will be deemed satisfied to pay out all restricted stock units. In addition, if termination results from the change in control, a lump sum payment in an amount equal to 12 months of base salary and the non-equity incentive compensation received for the most recent full fiscal year prior to termination;

•

in the case of Ms. Walsh (prior to her resignation), Mr. Miller, and Mr. Stillwell, whether or not termination results from the change in control, all restrictions on restricted stock units will terminate and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all performance units and restricted stock units. In addition, if termination results from the change in control, a lump sum payment in an amount equal to 12 months of base salary and the non-equity incentive compensation received for the most recent full fiscal year prior to termination; and

•

in the case of termination resulting from the change in control, Mr. Humphreys, Ms. Walsh (prior to her resignation), Mr. Miller, and Mr. Stillwell will receive continuation of group life, disability and Company-funded medical insurance coverage under COBRA, as available, for 12 months at levels and rates equal to those provided to other executive-level employees during such applicable period. In addition, Mr. Humphreys, Ms. Walsh (prior to her resignation), Mr. Miller, and Mr. Stillwell will receive outplacement assistance.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, the executive would receive, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•

six months of base salary continuation and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all restricted stock units and/or performance units granted pursuant to the 2020 Stock Plan;

•

continuation of group life, disability and Company-funded medical insurance coverage under COBRA, as available, for six months at levels and rates equal to those provided to other executive-level employees during such period; and

•

the Company's Short-Term Incentive Compensation Plan provides that unless the Compensation Committee expressly provides otherwise, if the executive ceases to be an employee of either the Company or one of its subsidiaries during the performance period applicable to an award granted to the executive under the Short-Term Incentive Compensation Plan due to the executive's death or permanent and total disability (as defined in Code Section 22(e)(3)), the executive shall be entitled to a percentage portion of the payment, if any, that the executive would have been entitled to had the executive remained employed by the Company or one of its subsidiaries throughout the performance period, where the percentage shall be the percentage of the performance period during which the executive was an employee of the Company or one of its subsidiaries.

Delta Apparel, Inc. - 41 - Proxy Statement

DIRECTOR COMPENSATION

In considering the current level of compensation for our non-employee directors and whether any adjustments are appropriate, we have historically obtained data from a number of different sources, including publicly available data for companies in our industry of comparable size, scope, complexity and other relevant characteristics as well as market survey data collected by our corporate human resources function. Our Compensation Committee is responsible for reviewing and approving changes to the compensation of our non-employee directors.

In the first quarter of fiscal year 2022, our Compensation Committee engaged FW Cook to conduct a market review of the compensation for our non-employee directors. In conducting its review, FW Cook utilized the below-referenced peer group of nine companies as well as certain survey data based on the proxy disclosures of various other public companies. Our Compensation Committee considered the information and recommendations provided by FW Cook as part of its analysis for establishing the compensation of non-employee directors in fiscal year 2023

G-III Apparel Group, Ltd.	Gildan Activewear Inc.	Movado Group, Inc.	Oxford Industries, Inc.	Rocky Brands, Inc.
Superior Group of Companies, Inc.	Unifi, Inc.	Vera Bradley, Inc.	Vince Holding Corp., Inc.

For fiscal year 2022, our non-employee directors were eligible to receive the following compensation:

•	$40,000 annual retainer;

•	a grant of 3,000 restricted stock units that convert into shares of common stock on a one-for-one basis;

•	in the case of the Audit, Compensation and Corporate Governance Committees, a $10,000 annual retainer for the committee chair and $6,000 for the committee members;

•	up to $5,000 every two-year period for continuing education; and

•	reasonable travel expenses to attend meetings and Board of Director functions.

The following table summarizes the compensation that our non-employee directors earned for service as members of our Board of Directors and any committee of our Board of Directors during fiscal year 2022:

Non-Employee Director Compensation

Fiscal Year 2022

Director Compensation
	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)	($) (1)	($)
Anita D. Britt	$52,000	$41,850	$93,850
J. Bradley Campbell	$52,000	$41,850	$93,850
Dr. G. Jay Gogue	$52,000	$41,850	$93,850
Glenda E. Hood	$56,000	$41,850	$97,850
Sonya E. Medina(2)	$26,000	$17,438	$43,438
A. Alexander Taylor, II	$56,000	$41,850	$97,850
David G. Whalen	$56,000	$41,850	$97,850

(1)

Each current non-employee director other than Ms. Medina received 3,000 shares of Company common stock upon the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ended October 1, 2022. Ms. Medina received a pro-rated amount of shares (1,250) due to her appointment to our Board in April 2022. Amounts shown are the aggregate grant date fair value of such stock awards computed in accordance with FASB ASC Topic 718. None of our current non-employee directors have any outstanding stock options or other outstanding equity awards. Please refer to the "Stock Ownership of Management and Principal Shareholders" section of this Proxy Statement for the number of shares of our common stock we believe to be beneficially owned as of December 13, 2022, by each of our current non-employee directors.

(2)	Ms. Medina was appointed to our Board of Directors in April 2022.

Delta Apparel, Inc. - 42 - Proxy Statement

ADDITIONAL INFORMATION

The 2022 Annual Report contains our fiscal year 2022 Annual Report on Form 10-K filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. The Company will furnish to any shareholder, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022, as filed with the SEC, upon written request to Delta Apparel, Inc., 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, Attention: S. Lauren Satterfield, Corporate Secretary.

By Order of the Board of Directors

Robert W. Humphreys

Chairman and Chief Executive Officer

Duluth, Georgia

December 20, 2022

Delta Apparel, Inc. - 43 - Proxy Statement

DELTA APPAREL, INC
2750 PREMIERE PARKWAY
SUITE 100
DULUTH, GA 30097

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94497-P80025 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DELTA APPAREL, INC.

The Board of Directors recommends you vote FOR all seven of the director nominees in the following proposal:

Nominees:	For	Against	Abstain
1a. Anita D. Britt	☐	☐	☐
1b. J. Bradley Campbell	☐	☐	☐
1c. Glenda E. Hood	☐	☐	☐
1d. Robert W. Humphreys	☐	☐	☐
1e. Sonya E. Medina	☐	☐	☐
1f. A. Alexander Taylor, II	☐	☐	☐
1g. David G. Whalen	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers (as defined in the proxy statement).	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. To ratify the appointment of Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending September 30, 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

D94498-P80025

DELTA APPAREL, INC.
Annual Meeting of Shareholders
February 9, 2023, 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder of Delta Apparel, Inc., a Georgia corporation, hereby constitutes and appoints S. Lauren Satterfield attorney and proxy on behalf of the undersigned to act and vote at the Annual Meeting of Shareholders to be held at Westin Poinsett Hotel, 120 S Main St., Greenville, SC 29601, on Thursday, February 9, 2023, at 8:30 AM ET, and any adjournment or adjournments thereof, and the undersigned instructs said attorney to vote as specified on the reverse side hereof.

This proxy is solicited on behalf of the Board of Directors of Delta Apparel, Inc. and will be voted in accordance with the specifications made by the undersigned on the reverse side of this proxy. If not otherwise specified, this proxy will be deemed to grant authority to vote, and will be voted, for election of each of the nominees for director listed on the reverse side of this proxy, for the approval of proposal 2, 1 YEAR for proposal 3, for the approval of proposal 4, and in the discretion of the proxy with respect to such other business as may properly come before the meeting.

Continued and to be signed on reverse side